Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is designed to provide the reader with information that will assist in understanding our consolidated financial statements, the changes in certain key items in those financial statements from year to year, and the primary factors that accounted for those changes, as well as how certain accounting principles affect our consolidated financial statements.

Forward Looking Information

This MD&A should be read in conjunction with our accompanying consolidated financial statements and related notes. See “Cautionary Statement Regarding Forward-Looking Statements” on page ii of this report for a description of important factors that could cause actual results to differ from expected results. See also Item 1A, Risk Factors.

Executive Overview

Our Business –

We are the nation’s largest provider of inpatient rehabilitative healthcare services in terms of revenues, number of hospitals, and patients treated and discharged. Our inpatient rehabilitation hospitals offer specialized rehabilitative care across a wide array of diagnoses and deliver comprehensive patient care services. The majority of patients we serve experience significant physical disabilities due to medical conditions, such as strokes, hip fractures, head injury, spinal cord injury, and neurological disorders, that are non-discretionary in nature and which require rehabilitative services in an inpatient setting. Our team of highly skilled physicians, nurses, and physical, occupational, and speech therapists utilize the latest in equipment and techniques to return patients to home and work. Patient care is provided by nursing and therapy staff as directed by a physician order. Internal case managers monitor each patient’s progress and provide documentation of patient status, achievement of goals, discharge planning, and functional outcomes. Our hospitals provide a comprehensive interdisciplinary clinical approach to treatment that leads to what we believe is a higher level of care and superior outcomes.

We operate inpatient rehabilitation hospitals and long-term acute care hospitals (“LTCHs”) and provide treatment on both an inpatient and outpatient basis. As of December 31, 2008, we operated 93 inpatient rehabilitation hospitals (including 3 joint venture hospitals which we account for using the equity method of accounting), 6 freestanding LTCHs, 49 outpatient rehabilitation satellites (operated by our hospitals), and 25 licensed, hospital-based home health agencies. In addition to HealthSouth hospitals, we manage eight inpatient rehabilitation units and one outpatient satellite through management contracts. Our inpatient hospitals are located in 26 states, with a concentration of hospitals in Texas, Pennsylvania, Florida, Tennessee, and Alabama. As of December 31, 2008, we also had two hospitals in Puerto Rico.

As of December 31, 2007, we operated 94 inpatient rehabilitation hospitals. In the second quarter of 2008, we consolidated our Odessa, Texas inpatient rehabilitation facility into our Midland, Texas inpatient rehabilitation hospital. In the third quarter of 2008, we acquired The Rehabilitation Hospital of South Jersey, as discussed below and in Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements. During the third quarter of 2008, management made the decision to close our hospital in Dallas, Texas, effective October 31, 2008.

 Net patient revenue from our hospitals increased 7.5% from 2007 to 2008. Inpatient discharges increased 7.0% from 2007 to 2008. Same store discharges experienced growth of 6.1% from 2007 to 2008. Our results for the year ended December 31, 2008 included an increase in our Medicare reimbursement that was effective October 1, 2007. However, this pricing increase was removed effective April 1, 2008 as part of the pricing roll-back of the 2007 Medicare Act, as discussed in Item 1, Business, and below in this Item. Operating earnings (as defined in Note 22, Quarterly Data (Unaudited), to our accompanying consolidated financial statements) for 2008 and 2007 were $386.5 million and $148.6 million, respectively. This improvement resulted from our increased revenues year over year. Operating earnings for the year ended December 31, 2008 included gains of $188.5 million associated with Government, class action, and related settlements, including the Gain on UBS Settlement (see Note 20, Settlements, to our accompanying consolidated financial statements).

As discussed in the “Business Outlook” section below and throughout this report, our primary emphasis remains on debt reduction and further deleveraging, especially during this period of global economic uncertainty. In total during 2008, we used approximately $254 million of cash to reduce our total debt outstanding (see Note 8, Long-term Debt, to our accompanying consolidated financial statements). In addition, during February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes, to our accompanying consolidated financial statements) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (as described in Note 20, Settlements, to our accompanying consolidated financial statements) to pay down long-term debt.

We believe the demand for inpatient rehabilitation services will increase as the U.S. population ages. In addition, Medicare “compliant cases” are expected to grow approximately 2% per year for the foreseeable future, creating an attractive market. We believe these market factors align with our strengths and focus in inpatient rehabilitative care. Unlike many of our competitors that may offer inpatient rehabilitation as one of many secondary services, inpatient rehabilitation is our core business.

2008 Development Activities

We entered 2008 seeking disciplined growth opportunities for our inpatient rehabilitation business in the context of our primary emphasis on debt reduction and further deleveraging. During the year, we completed the following acquisitions (see Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements):

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In July 2008, we purchased The Rehabilitation Hospital of South Jersey, a 34-bed inpatient rehabilitation hospital in Vineland, New Jersey. This transaction added a third New Jersey rehabilitation hospital to our northeast region.

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In August 2008, we acquired an inpatient rehabilitation unit at the Medical Center of Arlington in Texas. The operations of this unit were relocated to, and consolidated with, HealthSouth Rehabilitation Hospital of Arlington.

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In August 2008, we acquired an inpatient rehabilitation hospital in Midland, Texas from Rehabcare Corporation. The operations of this hospital were relocated to, and consolidated with, HealthSouth Rehabilitation Hospital of Midland/Odessa.

In addition to these acquisitions that are included in our 2008 results of operations, we also commenced the following development projects during the year:

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In June 2008, a certificate of need was approved that will enable us to establish up to a 40-bed comprehensive medical rehabilitation hospital in Marion County, Florida. The certificate of need has been contested by two competitors in the market and is progressing through the normal Florida certificate of need appeals process. The appeals process is expected to take at least one year, and there can be no assurance regarding the timing or outcome.

•
Our certificate of need application for a new 40-bed rehabilitation hospital in Loudoun County, Virginia was approved on July 30, 2008. We expect to break ground on this site in the first half of 2009.

•	In October 2008, we broke ground on a new, 40-bed freestanding inpatient rehabilitation hospital in Mesa, Arizona, and we expect operations to commence in the third quarter of 2009.

2008 Significant Events

During the first quarter of 2008, we finalized the sale of our corporate campus (see Note 5, Property and Equipment, to our accompanying consolidated financial statements). As part of this transaction, we entered into a lease for office space within the property that was sold. The sale of this property will help us continue to reduce corporate operating expenses going forward. The net proceeds from this transaction were used to reduce amounts outstanding on our revolving credit facility in April 2008 (see Note 2, Liquidity, and Note 8, Long-term Debt, to our accompanying consolidated financial statements).

On June 27, 2008, HealthSouth finalized the issuance and sale of 8.8 million shares of its common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million. The Company used the net proceeds of the offering primarily for redemption and repayment of short-term and long-term borrowings. See Note 2, Liquidity, and Note 8, Long-term Debt, to our accompanying consolidated financial statements for additional information regarding use of the net proceeds.

In October 2008, we entered into an agreement, approved by the court on January 13, 2009, with UBS Securities, LLC (“UBS Securities”) to settle litigation filed by the derivative plaintiffs on the Company’s behalf. Under the settlement, $100.0 million in cash previously paid into escrow by UBS Securities and its insurance carriers will be released to us, and we will receive a release of all claims by UBS Securities, including the release and satisfaction of an approximate $31 million judgment in favor of an affiliate of UBS Securities related to a loan guarantee.

Out of the $100.0 million cash settlement proceeds received from UBS Securities and its insurance carriers, we are obligated to pay $26.2 million in fees and expenses to the derivative plaintiffs’ attorneys, and pursuant to the previously disclosed settlement agreements in the consolidated securities litigation, 25% of the net proceeds, after deducting all of our costs and expenses in connection with the derivative litigation, will be paid to plaintiffs in the consolidated securities litigation. See Note 20, Settlements, to our accompanying consolidated financial statements. These funds are expected to be dispersed to the applicable parties during the first quarter of 2009. We intend to use the majority of our net cash proceeds to reduce long-term debt.

In October 2008, we received a total cash refund of approximately $46 million (including interest) attributable to our settlement with the Internal Revenue Service (the “IRS”) for tax years 2000 through 2003. We used the majority of this cash to reduce amounts outstanding under our Credit Agreement. See Note 8, Long-term Debt, and Note 17, Income Taxes, to our accompanying consolidated financial statements.

In the fourth quarter of 2008, we settled federal income tax issues outstanding with the IRS for the tax years 1995 through 1999, and the Joint Committee on Taxation reviewed and approved the associated income tax refund of approximately $42 million (including interest) due to the Company. In February 2009, we received the majority of this cash and used it to pay down long-term debt.

Regulatory Challenges to the Inpatient Rehabilitation Industry –

Over the last several years, changes in regulation governing inpatient rehabilitation reimbursement have created a challenging operating environment for inpatient rehabilitation services. Specifically, on May 7, 2004, the Centers for Medicare and Medicaid Services (“CMS”) issued a final rule, known as the “75% Rule,” stipulating that to qualify as an inpatient rehabilitation facility under the Medicare program a facility must show that a certain percentage of its patients are treated for at least one of a specified and limited list of medical conditions. Under the 75% Rule, any inpatient rehabilitation hospital that failed to meet the requirements of the 75% Rule would be subject to prospective reclassification as an acute care hospital, with lower acute care payment rates for rehabilitative services. However, the impact of the 75% Rule was significantly greater than CMS initially envisioned, and it required us to deny admissions to our hospitals.

The compliance threshold of the 75% Rule was in the process of being phased-in over time, and was already at 60% or higher for all of our hospitals at the end of 2007. However, on December 29, 2007, The Medicare, Medicaid and State Children’s Health Insurance Program (SCHIP) Extension Act of 2007 (the “2007 Medicare Act”) was signed, permanently setting the compliance threshold at 60% instead of 75%, and allowing hospitals to continue using a patient’s secondary medical conditions, or “comorbidities,” to determine whether a patient qualifies for inpatient rehabilitation care under the rule.

An additional element to the 2007 Medicare Act was a reduction in the pricing of services eligible for Medicare reimbursement to a pricing level that existed in the third quarter of 2007, or a Medicare pricing “roll-back,” which has resulted in a decrease in actual reimbursement dollars per discharge despite increases in costs. The roll-back is effective from April 1, 2008 until September 30, 2009.

The long-term impact of the freeze at the 60% compliance threshold was positive because it allowed patient volumes to stabilize. In 2008, increased patient volumes from both our focus on standardized sales and marketing efforts and the fact that more patients now have access to our high quality inpatient rehabilitative services offset the negative impact of the pricing roll-back (see this Item, “Results of Operations – Net Operating Revenues”). We expect the negative impact of the pricing roll-back to continue to be offset partially by our volume increases (see this Item, “Business Outlook”).

Key Challenges –

While we met our operational goals in 2008, we continue to face challenges, including:

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Leverage and Liquidity. Our leverage remains higher than we would like, and it increases our cost of borrowing and decreases our Net income. However, we have made reducing debt a primary strategic focus, and our leverage and liquidity are improving.

During 2008, we used approximately $254 million of cash to reduce our total debt outstanding (see Note 8, Long-term Debt, to our accompanying consolidated financial statements). In addition, during February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes, to our accompanying consolidated financial statements) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (as described in Note 20, Settlements, to our accompanying consolidated financial statements) to pay down long-term debt.

Our primary sources of funding are cash flows from operations and borrowings under our revolving credit facility. As of December 31, 2008, we had approximately $32.2 million in Cash and cash equivalents, excluding amounts that are restricted due to various obligations we have under lending agreements, partnership agreements, and other arrangements (see Note 1, Summary of Significant Accounting Policies, and Note 3, Cash and Marketable Securities, to our accompanying consolidated financial statements). In addition, as of December 31, 2008, we had approximately $307.3 million available under our revolving credit facility, net of amounts utilized under our revolving letter of credit subfacility. An additional $33.6 million (which represents the letter of credit issued in lieu of a bond in the New York Action, as discussed in Note 20, Settlements, to our accompanying consolidated financial statements) will become available in connection with the court’s implementation of the order approving the final UBS Settlement, which we expect to be completed in the first quarter of 2009.

We have scheduled principal payments of $23.6 million and $22.1 million in 2009 and 2010, respectively, related to long-term debt obligations (see Note 8, Long-term Debt, to our accompanying consolidated financial statements). Our earliest refinancing risk is 2012, when our revolving credit facility expires, and 2013, when our Term Loan Facility matures. The majority of our bonds are not due until 2014 and 2016.

As with any company carrying significant debt, our primary risk relating to our leverage is the possibility that a rapid increase in interest rates and/or a down-turn in operating earnings could impair our ability to comply with the financial covenants contained within our Credit Agreement. Loans under our Credit Agreement bear interest at a rate of, at our option, 1-month, 2-month, 3-month, or 6-month LIBOR or the Prime rate, plus an applicable margin that varies depending upon our leverage ratio and corporate credit rating. Our primary covenants include a leverage ratio and an interest coverage ratio, with the interest coverage ratio being a four consecutive fiscal quarters test. As of December 31, 2008, we were in compliance with the covenants under our Credit Agreement, and we do not envision any violation of these covenants in 2009.

For additional information regarding our leverage and liquidity, see Item 1, Business, the “Liquidity and Capital Resources” section of this Item, and Note 2, Liquidity, and Note 8, Long-term Debt, to our accompanying consolidated financial statements. See also Item 1A, Risk Factors, and Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements for a discussion of risks and uncertainties facing us. As with most companies, changes in our business or other factors may occur that might have a material adverse impact on our financial position, results of operations, and cash flows.

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Reimbursement. Historically, Congress and some state legislatures have periodically proposed significant changes in regulations governing the healthcare system. Many of these changes have resulted in limitations on and, in some cases, significant reductions in the levels of payments to healthcare providers for services under many government reimbursement programs. For example, and as discussed above, while the freeze at the 60% compliance threshold under the 2007 Medicare Act is a long-term positive for us, the pricing roll-back is a short-term negative in 2008 and a portion of 2009. In addition, and as discussed in Item 1, Business, there can be no assurance there will be an increase in Medicare reimbursement pricing upon the expiration of the roll-back period.

Because Medicare comprised approximately 67.2% of our Net operating revenues for the year ended December 31, 2008, single-payor exposure and any potential legislative changes present risks to us. Because we receive a significant percentage of our revenues from Medicare, our inability to achieve continued compliance with the 60% threshold under the 2007 Medicare Act could have a material adverse effect on our financial position, results of operations, and cash flows.

In addition to government payors, our relationships with managed care and non-governmental third-party payors are generally governed by negotiated agreements. These agreements set forth the amounts we are entitled to receive for our services. If we are unable to negotiate and maintain favorable agreements with these payors, our financial position, results of operations, and cash flows could be adversely impacted.

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Staffing. Our operations are dependent on the efforts, abilities, and experience of our professional medical personnel, such as physical therapists, nurses, and other healthcare professionals, and our management. If we are unable to recruit and retain qualified physical therapists, nurses, other medical support personnel, or management, or to control our labor costs, our financial position, results of operations, and cash flows could be adversely impacted.

During 2008, we maintained competitive salary structures while making an investment, in the form of enhanced benefits programs, in our employees in an effort to reduce turnover at our hospitals and attract qualified healthcare professionals to our business. Recruiting and retaining qualified personnel for our hospitals will remain a high priority for the Company on a go-forward basis. However, we must balance our ability to maintain a competitive total compensation package with our goal of being a high quality, low cost provider of inpatient rehabilitation services. See the “Results of Operations – Salaries and Benefits” section of this Item for additional information.

Business Outlook –

As the nation’s largest provider of inpatient rehabilitative healthcare services, we believe we differentiate ourselves from our competitors based on the quality of our clinical protocols, our broad base of clinical experience, our ability to create and leverage rehabilitative technology, and our ability to standardize practices and take advantage of efficiencies that result in cost effective, high quality care for our patients.

Strategic Outlook

Our largest referral source is acute care hospitals, and it is not uncommon for acute care volumes, some of which are discretionary in nature, to decrease during periods of economic uncertainty. The majority of patients we serve have medical conditions, such as strokes, hip fractures, and neurological disorders, that are non-discretionary in nature and which require rehabilitative services in an inpatient setting. In addition, our revenue and accounts receivable balances are heavily weighted toward Medicare, and we do not believe there is significant credit risk associated with this government payor. Consequently, we believe we are well positioned to weather such economic periods. As a result, we expect the current economic uncertainty will only minimally impact our Provision for doubtful accounts. The area of our business at the most risk for decreases in discretionary spending is our outpatient services. However, this area of our business represents less than 10% of our consolidated Net operating revenues, so we anticipate minimal impact to our overall results.

We believe the above assessment of our ability to manage through these difficult economic times is evidenced by our continued volume growth in the latter half of 2008 when our consolidated portfolio yielded same store growth in discharges of approximately 8.1% and 9.7% for the third and fourth quarters of 2008 compared to the same quarters of 2007, respectively. In addition, our Provision for doubtful accounts remained within our stated range of 1.5% to 1.8% of Net operating revenues. Further, we believe we have adequate sources of liquidity due to our Cash and cash equivalents and the availability of our revolving credit facility. Our earliest refinancing risk is 2012, when our revolving credit facility expires, and 2013, when our Term Loan Facility matures. The majority of our bonds are not due until 2014 and 2016.

In total during 2008, we used approximately $254 million of cash to reduce our total debt outstanding (see Note 8, Long-term Debt, to our accompanying consolidated financial statements). In addition, during February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes, to our accompanying consolidated financial statements) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (as described in Note 20, Settlements, to our accompanying consolidated financial statements) to pay down long-term debt.

As we reassessed the appropriateness of our strategic outlook during the current economic uncertainty, we took a critical look at our development strategy, especially as it related to de-novo projects. In recognition of changing economic conditions, we will continue to be disciplined in our approach to development opportunities, carefully evaluating these opportunities against our deleveraging priority. For the foreseeable future, reducing our long-term debt will be a key objective. We will continue to pursue bed expansions in existing hospitals as they provide immediate earnings growth, and we will pursue acquisitions and market consolidations where we can do so with minimal initial cash outlays. For any de-novo project we decide to pursue, we will work with third parties willing to assume the majority of the financing risks associated with these projects.

Operating Outlook

In 2007, we launched a multi-year operational initiative designed to identify best practices in a number of key areas and standardize those practices across all our hospitals. This initiative is known as TeamWorks. During the start-up phase of this project, we chose two areas as our initial focus:

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Sales and Marketing. Increasing the number of patients we serve is critical to maintaining and improving our profitability, particularly in light of the high percentage of fixed costs at our hospitals and the Medicare pricing roll-back discussed earlier.

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Non-Clinical Support Costs. Over the past few years, we have focused on managing the non-clinical expenses of our hospitals due to the regulatory uncertainty that was caused by the 75% Rule and rising labor costs resulting from shortages of therapists and nurses. Although we have generally reduced most categories of expenses, there is a high degree of variability from hospital to hospital. As a result, the non-clinical support costs initiative was chosen in order to further standardize our best practices in this area.

As a result of our TeamWorks initiative, we experienced an increase in patient discharges from 2007 to 2008. Over the years, we have developed clinical programs, such as those focusing on stroke and other neurological disorders, and have invested in technology to meet the needs of patients requiring inpatient rehabilitative care. Our sales and marketing efforts implemented as part of the TeamWorks initiative have focused on these programs, which benefit higher acuity patients. Typically, these conditions provide higher net patient revenue per discharge because of the higher level of services and resources required.

During the third quarter of 2008, we completed the implementation of the above two phases of TeamWorks at all of our hospitals. As we finalize our plans for the next phase of TeamWorks, we are also implementing a sustainability module to ensure the operational initiatives from the start-up phase of the project remain embedded at our hospitals. We remain optimistic about the project’s ability to drive market share based on the results we have seen thus far.

Our Salaries and benefits grew as a percent of Net operating revenues during 2008 due to various factors, including the increase in the cost of certain benefits provided to our employees. We are actively managing the productive portion of our Salaries and benefits, and we have taken steps to address the non-productive component of these expenses (see this Item, “Results of Operations – Salaries and Benefits”). We expect to see a meaningful improvement in the non-productive component of Salaries and benefits during 2009, as we transitioned into a new benefit year effective January 1, 2009. We continue to monitor the labor market and will make any necessary adjustments to remain competitive in this challenging environment while also being consistent with our goal of being a high quality, low cost provider of inpatient rehabilitative services.

In addition to the specific challenges we face with staffing levels and costs, we are not immune to the impact the current global economic situation is having on the operating costs of most companies. Specifically, we are experiencing increased utility costs and increased pricing related to supplies, especially pharmaceutical costs. Because our payor mix is weighted heavily towards Medicare, we will be challenged in managing these rising costs as a percent of revenue given the Medicare pricing roll-back that became effective April 1, 2008 and remains effective through September 30, 2009. However, we will be implementing strategies to address these rising costs.

Quarter-over-quarter comparisons for the first quarter of 2009 will not be on an equal basis to the prior year due to the Medicare pricing roll-back. The first quarter of 2008 contained a Medicare pricing increase that became effective October 1, 2007 but was “rolled-back” from our Medicare reimbursement on April 1, 2008. In addition, our 2008 year-over-year and quarter-over-quarter comparisons to 2007 were positively impacted by the freeze at the 60% compliance threshold under the 2007 Medicare Act. Prior to the signing of the 2007 Medicare Act on December 29, 2007, many of our hospitals were limiting admissions due to phase-in requirements under the 75% Rule (see Item 1, Business). We believe we can sustain discharge growth of at least 4% annually. See this Item, “Results of Operations – Net Operating Revenues,” for additional information.

In summary, we believe we are well positioned to weather the current economic environment. We do not believe our volumes or bad debt expense will be materially adversely impacted. We plan to continue to use the majority of our excess cash flow to reduce debt. On a go-forward basis, we anticipate we will be able to generate cash flows to fund additional debt reduction and disciplined, opportunistic development activities, which we believe will bring long-term, sustainable growth and returns to our stockholders.

Results of Operations

During 2008, 2007, and 2006, we derived consolidated Net operating revenues from the following payor sources:

	For the Year Ended December 31,
	2008	2007	2006
Medicare	67.2%	67.9%	68.7%
Medicaid	2.3%	2.0%	2.1%
Workers’ compensation	2.1%	2.3%	2.6%
Managed care and other discount plans	19.0%	18.6%	18.5%
Other third-party payors	7.1%	6.3%	5.1%
Patients	0.7%	0.6%	0.4%
Other income	1.6%	2.3%	2.6%
Total	100.0%	100.0%	100.0%

Our payor mix is weighted heavily towards Medicare. Our hospitals receive Medicare reimbursements under the prospective payment system applicable to inpatient rehabilitation facilities (“IRF-PPS”). Under IRF-PPS, our hospitals receive fixed payment amounts per discharge based on certain rehabilitation impairment categories established by the United States Department of Health and Human Services. With IRF-PPS, our hospitals retain the difference, if any, between the fixed payment from Medicare and their operating costs. Thus, our hospitals benefit from being high quality, low cost providers. For additional information regarding Medicare reimbursement, see the “Sources of Revenues” section of Item 1, Business.

The percent of our Net operating revenues attributable to Medicare has decreased over the past few years due to an increase in managed Medicare and private fee-for-service plans that are included in the “managed care and other discount plans” and “other third-party payors” categories in the above table. As part of the Balanced Budget Act of 1997, Congress created a program of private, managed healthcare coverage for Medicare beneficiaries. This program has been referred to as Medicare Part C, Medicare+Choice, or Medicare Advantage. The program offers beneficiaries a range of Medicare coverage options by providing a choice between the traditional fee-for-service program (under Medicare Parts A and B) or enrollment in a health maintenance organization, preferred provider organization, point-of-service plan, provider sponsored organization or an insurance plan operated in conjunction with a medical savings account. While we expect our payor mix will remain heavily weighted towards traditional Medicare, we expect this shift of traditional Medicare patients into managed Medicare and private fee-for-service plans will continue. However, the future of Medicare Part C will be determined, ultimately, by Congress, and any changes to Medicare Part C may have an impact on this trend.

Under IRF-PPS, hospitals are reimbursed on a “per discharge” basis. Thus, the number of patient discharges is a key metric utilized by management to monitor and evaluate our performance. The number of outpatient visits is also tracked in order to measure the volume of outpatient activity each period.

Certain financial results have been reclassified to conform to the current year presentation. Such reclassifications primarily relate to one hospital and one gamma knife radiosurgery center we identified in 2008 that qualified under Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to be reported as assets held for sale and discontinued operations. In addition, during the first quarter of 2009, we terminated the leases associated with certain properties and now include these properties and their results of operations in discontinued operations. We reclassified our consolidated balance sheets as of December 31, 2008 and 2007 to show the assets and liabilities of these qualifying facilities and properties as held for sale. We also reclassified our consolidated statements of operations and consolidated statements of cash flows for the years ended December 31, 2008, 2007, and 2006 to show the results of those qualifying facilities and properties as discontinued operations.

On January 1, 2009, we adopted FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. In accordance with FASB Statement No. 160, we reclassified our noncontrolling interests (formerly known as “minority interests”) as a component of equity and now report net income or loss and comprehensive income or loss attributable to our noncontrolling interests separately from net income or loss and comprehensive income or loss attributable to HealthSouth. All periods presented have been recast to conform to this presentation.

As discussed in the “Results of Discontinued Operations” section of this Item and Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements, we divested our surgery centers, outpatient, and diagnostic divisions during 2007. Because we did not allocate corporate overhead by division, our operating results for the years ended December 31, 2007 and 2006 reflect overhead costs associated with managing and providing shared services to these divisions, through their respective dates of sale, even though these divisions qualify as discontinued operations.

As discussed in Note 8, Long-term Debt, to our accompanying consolidated financial statements, due to the requirements under our Credit Agreement to use the net proceeds from each divestiture to repay obligations outstanding under our Credit Agreement, and in accordance with Emerging Issues Task Force (“EITF”) No. 87-24, “Allocation of Interest to Discontinued Operations,” we allocated the interest expense on the debt that was required to be repaid as a result of the divestiture transactions to discontinued operations in 2007 and 2006.

From 2006 through 2008, our consolidated results of operations were as follows:

	For the Year Ended December 31,			Percentage Change
	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
	(As Adjusted)
	(In Millions)
Net operating revenues	$1,839.3	$1,734.3	$1,692.5	6.1%	2.5%
Operating expenses:
Salaries and benefits	934.6	863.4	818.4	8.2%	5.5%
Other operating expenses	266.7	242.7	221.9	9.9%	9.4%
General and administrative expenses	105.5	127.9	141.3	(17.5%)	(9.5%)
Supplies	108.9	100.3	100.4	8.6%	(0.1%)
Depreciation and amortization	83.2	75.7	84.2	9.9%	(10.1%)
Impairment of long-lived assets	0.6	15.1	9.7	(96.0%)	55.7%
Recovery of amounts due from Richard M. Scrushy	-	-	(47.8)	N/A	(100.0%)
Gain on UBS settlement	(121.3)	-	-	N/A	N/A
Occupancy costs	48.8	51.4	53.3	(5.1%)	(3.6%)
Provision for doubtful accounts	27.4	33.4	45.3	(18.0%)	(26.3%)
Loss on disposal of assets	2.0	5.9	6.4	(66.1%)	(7.8%)
Government, class action, and related settlements expense	(67.2)	(2.8)	(4.8)	2,300.0%	(41.7%)
Professional fees—accounting, tax, and legal	44.4	51.6	161.4	(14.0%)	(68.0%)
Total operating expenses	1,433.6	1,564.6	1,589.7	(8.4%)	(1.6%)
Loss on early extinguishment of debt	5.9	28.2	365.6	(79.1%)	(92.3%)
Interest expense and amortization of debt discounts and fees	159.5	229.4	234.0	(30.5%)	(2.0%)
Other income	-	(15.5)	(9.4)	(100.0%)	64.9%
Loss on interest rate swap	55.7	30.4	10.5	83.2%	189.5%
Equity in net income of nonconsolidated affiliates	(10.6)	(10.3)	(8.7)	2.9%	18.4%
Income (loss) from continuing operations before income tax
(benefit) expense	195.2	(92.5)	(489.2)	(311.0%)	(81.1%)
Provision for income tax (benefit) expense	(70.1)	(322.4)	22.4	(78.3%)	(1,539.3%)
Income (loss) from continuing operations	265.3	229.9	(511.6)	15.4%	(144.9%)
Income (loss) from discontinued operations, net of income tax
benefit (expense)	16.5	488.8	(19.7)	(96.6%)	(2,581.2%)
Net income (loss)	281.8	718.7	(531.3)	(60.8%)	(235.3%)
Less: Net income attributable to noncontrolling interests	(29.4)	(65.3)	(93.7)	(55.0%)	(30.3%)
Net income (loss) attributable to HealthSouth	252.4	653.4	(625.0)	(61.4%)	(204.5%)

Operating Expenses as a % of Net Operating Revenues

	For the Year Ended December 31,
	2008	2007	2006
Salaries and benefits	50.8%	49.8%	48.4%
Other operating expenses	14.5%	14.0%	13.1%
General and administrative expenses	5.7%	7.4%	8.3%
Supplies	5.9%	5.8%	5.9%
Depreciation and amortization	4.5%	4.4%	5.0%
Impairment of long-lived assets	0.0%	0.9%	0.6%
Recovery of amounts due from Richard M. Scrushy	0.0%	0.0%	(2.8%)
Gain on UBS Settlement	(6.6%)	0.0%	0.0%
Occupancy costs	2.7%	3.0%	3.1%
Provision for doubtful accounts	1.5%	1.9%	2.7%
Loss on disposal of assets	0.1%	0.3%	0.4%
Government, class action, and related settlements expense	(3.7%)	(0.2%)	(0.3%)
Professional fees—accounting, tax, and legal	2.4%	3.0%	9.5%
Total	77.9%	90.2%	93.9%

Additional information regarding our operating results for the years ended December 31, 2008, 2007, and 2006 is as follows:

	For the Year Ended December 31,
	2008	2007	2006
	(In Millions)
Net patient revenue—inpatient	$1,659.5	$1,544.0	$1,482.9
Net patient revenue—outpatient and other revenues	179.8	190.3	209.6
Net operating revenues	$1,839.3	$1,734.3	$1,692.5

	(Actual Amounts)
Discharges	107,780	100,738	100,469
Outpatient visits	1,228,233	1,319,198	1,441,158
Average length of stay	14.7 days	15.1 days	15.2 days
Occupancy %	66.3%	63.5%	64.8%
# of licensed beds	6,543	6,573	6,460
Full-time equivalents*	15,580	15,406	15,549

*
Excludes 410, 565, and 685 full-time equivalents for the years ended December 31, 2008, 2007, and 2006, respectively, who are considered part of corporate overhead with their salaries and benefits included in General and administrative expenses in our consolidated statements of operations. Full-time equivalents included in the above table represent those who participate in or support the operations of our hospitals and exclude an estimate of full-time equivalents related to contract labor.

In the discussion that follows, we use “same store” comparisons to explain the changes in certain performance metrics and line items within our financial statements. We calculate same store comparisons based on hospitals open throughout both the full current period and throughout the full prior periods presented. These comparisons include the financial results of market consolidation transactions in existing markets, as it is difficult to determine, with precision, the incremental impact of these transactions on our results of operations.

Net Operating Revenues

Our consolidated Net operating revenues consist primarily of revenues derived from patient care services. Net operating revenues also include other revenues generated from management and administrative fees and other non-patient care services. These other revenues approximated 1.6%, 2.3%, and 2.6% of consolidated Net operating revenues for the years ended December 31, 2008, 2007, and 2006, respectively.

While our Net operating revenues are being negatively impacted by the pricing roll-back that is part of the 2007 Medicare Act (the pricing roll-back is effective from April 1, 2008 until September 30, 2009), our TeamWorks initiative is producing results that yielded an increase in patient discharges in each quarter of 2008.

	Cumulative # of	% Increase in Discharges for All Hospitals
	Hospitals with TeamWorks	Quarter-Over-Quarter	Year-Over-Year
Q1 2008	44	2.6%	2.6%
Q2 2008	76	5.6%	4.1%
Q3 2008	92	9.3%	5.8%
Q4 2008	93	10.6%	7.0%

Net patient revenue from our hospitals benefited from three acquisitions in the third quarter of 2008. See Item 1, Business, this Item, “Executive Overview,” and Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements.

Net patient revenue from our hospitals was 7.5% higher for the year ended December 31, 2008 than 2007. As shown in the above table, we experienced a 7.0% year-over-year increase in patient discharges primarily as a result of our TeamWorks initiative. Same store discharges were 6.1% higher in 2008 than in 2007.

Based on industry data published through the Uniform Data System for Medical Rehabilitation (the “UDS”) for the third quarter of 2008, our inpatient rehabilitation hospitals continued to grow their market share in 2008. This industry information, as reported through the UDS under the presumptive method on a quarter lag, showed 5.7% case growth by HealthSouth during the nine months ended September 30, 2008 compared to an average 0.7% case growth for UDS industry sites (including HealthSouth). Medicare compliant cases are expected to grow approximately 2% per year for the foreseeable future. We believe we can sustain discharge growth of at least 4% annually.

Decreased outpatient volumes in 2008 compared to 2007 resulted primarily from the closure of outpatient satellites, but challenges in securing therapy staffing in certain markets and continued competition from physicians offering physical therapy services within their own offices also contributed to the decline. We also made the decision to staff our inpatient rehabilitation hospitals in lieu of some of our outpatient satellites due to staffing shortages. As of December 31, 2008, we operated 49 outpatient satellites, while as of December 31, 2007, we operated 60 outpatient satellites. Strong unit pricing and the closure of underperforming satellites resulted in higher net patient revenue per visit in 2008 compared to 2007. We continuously monitor the performance of our outpatient satellites and will take appropriate action with respect to underperforming facilities, including closure.

Net patient revenue from our hospitals was 4.1% higher for the year ended December 31, 2007 than 2006. The increase was primarily attributable to an increase in our patient case mix index and compliant case growth, both of which increased our revenue per discharge. Inpatient volumes during 2007 were relatively flat compared to 2006 due primarily to nine hospitals that moved from a 60% compliance threshold to a 65% compliance threshold under the 75% Rule on July 1, 2007. Discharges for the year were also negatively impacted by 16 of our hospitals that moved from a 50% compliance threshold to a 60% compliance threshold under the 75% Rule on June 1, 2006.

Increased revenues attributable to our inpatient hospitals were offset by decreased revenues from outpatient visits. Decreased outpatient volumes resulted from the closure of outpatient satellites, changes in patient program mix, shortages in therapy staffing, and continued competition from physicians offering physical therapy services within their own offices. As of December 31, 2007, we operated 60 outpatient satellites, while as of December 31, 2006, we operated 81 outpatient satellites.

Quarter-over-quarter comparisons for the first quarter of 2009 will not be on an equal basis to the prior year due to the Medicare pricing roll-back. The first quarter of 2008 contained a Medicare pricing increase that became effective October 1, 2007 but was “rolled back” from our Medicare reimbursement on April 1, 2008. In addition, our 2008 year-over-year and quarter-over-quarter comparisons to 2007 were positively impacted by the freeze at the 60% compliance threshold under the 2007 Medicare Act. Prior to the signing of the 2007 Medicare Act on December 29, 2007, many of our hospitals were limiting admissions due to phase-in requirements under the 75% Rule (see Item 1, Business).

Salaries and Benefits

Salaries and benefits represent the most significant cost to us and include all amounts paid to full- and part-time employees who directly participate in or support the operations of our hospitals, including all related costs of benefits provided to employees. It also includes amounts paid for contract labor.

Salaries and benefits grew as a percent of Net operating revenues during 2008 due to various factors: additional employees needed as a result of additional volumes, costs associated with recruiting, training, and orienting these new employees, annual merit increases, and increases in the cost of benefits provided to our employees.

We are actively managing the productive portion of our Salaries and benefits. To manage our productivity, we utilize certain metrics, including employees per occupied bed, or “EPOB.” This metric is determined by dividing the number of full-time equivalents, including an estimate of full-time equivalents from the utilization of contract labor, by the number of occupied beds during each period. The number of occupied beds is determined by multiplying the number of licensed beds by our occupancy percentage. For the years ended December 31, 2008 and 2007, our EPOB was 3.63 and 3.73, respectively, or a year-over-year improvement of 2.7%.

While we successfully managed our productivity in 2008, non-productive factors contributed to the year-over-year increase in Salaries and benefits. First, as reported previously, on October 1, 2007, we gave merit increases, which averaged 3.7%, to most of our employees and adjusted certain salary ranges in select markets. We also received a Medicare pricing adjustment at the same time. However, this Medicare increase was eliminated on April 1, 2008, which had the effect of increasing Salaries and benefits as a percent of Net operating revenues in 2008. As it is routine to provide merit increases to our employees on October 1 of each year, which normally coincides with our annual Medicare pricing adjustment, we provided an approximate 3.0% merit increase to our employees effective October 1, 2008.

Second, as also previously reported, in an effort to improve retention and reduce turnover at our hospitals, we enhanced certain benefits effective January 1, 2008. In addition to these enhancements, we consolidated numerous paid-time-off (“PTO”) plans across our hospitals, which led to increased PTO for many of our employees. We have addressed our comprehensive benefits package and made refinements that will allow us to remain competitive in this challenging staffing environment while also being consistent with our goal of being a high quality, low cost provider of inpatient rehabilitative services. Such refinements included, but were not limited to, passing along a portion of the increased costs associated with medical plan benefits to our employees and reducing certain aspects of our PTO program. The majority of changes to these benefit plans became effective January 1, 2009.

Finally, we pay our employees for non-productive hours related to orientation, training, and other similar items. As we recruited new employees to meet the staffing needs associated with our increased volumes, the costs associated with our orientation and training efforts increased. We anticipate this cost will level-off once we are able to adjust our permanent staffing levels to accommodate our higher volumes.

Salaries and benefits also increased from 2006 to 2007. Annual merit increases given to employees in October 2007 contributed to the increase. In addition, shortages of therapists and nurses caused us to raise salaries to retain current employees and to increase our utilization of higher-priced contract labor to properly care for our patients in 2007. Finally, as a result of our efforts to comply with the 75% Rule, we treated higher acuity patients in 2007 than in 2006, which resulted in increased labor costs.

Our staffing priority is always to effectively treat our patients and to continue achieving the excellence in clinical outcomes that differentiates us from our competitors. We have addressed the non-productive component of our Salaries and benefits, and we will continue to actively manage the productive component. We expect to see a meaningful improvement in the non-productive component of Salaries and benefits during 2009, as we have now transitioned into a new benefit year.

Other Operating Expenses

Other operating expenses include costs associated with managing and maintaining our hospitals. These expenses include such items as contract services, utilities, professional fees, insurance, and repairs and maintenance.

In 2008, 2007, and 2006, we experienced a reduction in self-insurance costs due to revised actuarial estimates that resulted from current claims history, industry-wide loss development trends, and our exit from businesses that were more claims intensive. These reductions are primarily included in Other operating expenses in our consolidated statements of operations for the years ended December 31, 2008, 2007, and 2006. See Note 1, Summary of Significant Accounting Policies, “Self-Insured Risks,” for additional information.

Other operating expenses were higher during 2008 than in 2007 primarily due to increased patient volumes, repairs and maintenance expenses associated with the refurbishment of some of our aging hospitals, and costs associated with the implementation of our TeamWorks initiative. We are also experiencing increased utility costs.

Other operating expenses were higher in 2007 than in 2006 due to professional fees associated with our TeamWorks initiative. Also, as discussed in more detail in Note 19, Related Party Transactions, to our accompanying consolidated financial statements, Other operating expenses for the year ended December 31, 2006 included a $6.3 million gain related to the repayment of a formerly fully reserved note receivable from Source Medical Solutions, Inc. (“Source Medical”).

While we are taking steps to address these rising costs, because our payor mix is heavily weighted toward Medicare, we will be challenged in managing these rising costs as a percent of Net operating revenues, given the Medicare pricing roll-back that became effective April 1, 2008 and remains effective through September 30, 2009.

General and Administrative Expenses

General and administrative expenses primarily include administrative expenses such as corporate accounting, internal audit and controls, legal, and information technology services that are managed from our corporate headquarters in Birmingham, Alabama. These expenses include the salaries and benefits of 410, 565, and 685 full-time equivalents for the years ended December 31, 2008, 2007, and 2006, respectively, who perform these administrative functions. These expenses also include all stock-based compensation expenses recorded in accordance with FASB Statement No. 123 (Revised 2004), Share-Based Payment.

As discussed in the “Results of Discontinued Operations” section of this Item and Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements, we divested our surgery centers, outpatient, and diagnostic divisions during 2007. Because we did not allocate corporate overhead by division, our operating results for the years ended December 31, 2007 and 2006 reflect overhead costs associated with managing and providing shared services to these divisions, through their respective dates of sale, even though these divisions qualify as discontinued operations.

Our General and administrative expenses were lower in 2008 compared to 2007 due primarily to the right-sizing of our corporate departments following the divestitures of our surgery centers, outpatient, and diagnostic divisions. The reduction in General and administrative expenses resulting from our divestiture transactions was partially offset by rent expense associated with the sale of our corporate campus and subsequent leasing of our corporate office space within the same property that was sold.

Our General and administrative expenses were lower in 2007 compared to 2006 due also to the divestitures of our surgery centers, outpatient, and diagnostic divisions in the second and third quarters of 2007. The reduction in General and administrative expenses resulting from our divestiture transactions was offset by our investment in a development function and costs associated with installing new accounting systems. Also, given the uncertainty surrounding our repositioning efforts in the first half of 2007, we experienced attrition of corporate employees who supported our surgery centers, outpatient, and diagnostic divisions. As this attrition occurred, we chose to utilize higher-priced contract labor to temporarily fill certain corporate positions rather than hiring new employees to fill the open positions.

We continue to monitor our General and administrative expenses for opportunities to improve our financial results. Our targeted level of General and administrative expenses (excluding stock compensation expense) is 4.75% of Net operating revenues.

Supplies

Supplies expense includes all costs associated with supplies used while providing patient care. These costs include pharmaceuticals, food, needles, bandages, and other similar items.

The increase in Supplies expense from 2007 to 2008 was due primarily to an increase in the number of patients treated. We are also experiencing increased pricing related to supplies, especially pharmaceutical costs.

While Supplies expense did not change significantly in terms of dollars from 2006 to 2007, it did decrease as a percent of Net operating revenues year over year. This decrease was due to our supply chain management efforts and our increasing revenue base.

While we are taking steps to address these rising costs, because our payor mix is heavily weighted toward Medicare, we will be challenged in managing these rising costs as a percent of Net operating revenues, given the Medicare pricing roll-back that became effective April 1, 2008 and remains effective through September 30, 2009.

Depreciation and Amortization

The increase in Depreciation and amortization for the year ended December 31, 2008 compared to 2007 primarily resulted from the sale of our corporate campus during the first quarter of 2008. We sold our corporate campus to Daniel Corporation (“Daniel”) on March 31, 2008. In accordance with FASB Statement No. 144, we reviewed our depreciation estimates of our corporate campus based on the revised salvage value of the campus due to the expected sale transaction. During the first quarter of 2008, we accelerated the depreciation of our corporate campus by approximately $11.0 million so that the net book value of the corporate campus equaled the net proceeds received on the transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10.0 million.

The increase in depreciation associated with the sale of our corporate campus was offset by a general decrease in Depreciation and amortization due to the decreased depreciable base of our assets due to the level of our capital expenditures over the past few years. The decrease in the depreciable base of our assets also resulted in the decrease in Depreciation and amortization from 2006 to 2007.

As a result of our development activities, as discussed in Note 1, Summary of Significant Accounting Policies, and Note 6, Goodwill and Other Intangible Assets, to our accompanying consolidated financial statements, we expect our depreciation and amortization charges to increase going forward.

Impairment of Long-Lived Assets

During 2008, we recorded an impairment charge of $0.6 million. This charge represented our write-down of certain long-lived assets associated with one of our hospitals to their estimated fair value based on an offer we received from a third party to acquire the assets.

During 2007, we recognized long-lived asset impairment charges of $15.1 million. Approximately $14.5 million of these charges related to the Digital Hospital (as defined in Note 5, Property and Equipment, to our accompanying consolidated financial statements). On June 1, 2007, we entered into an agreement with an investment fund sponsored by Trammell Crow Company (“Trammell Crow”) pursuant to which Trammell Crow agreed to acquire our corporate campus for a purchase price of approximately $60 million, subject to certain adjustments. We wrote the Digital Hospital down by $14.5 million to its estimated fair value based on the estimated net proceeds we expected to receive from this sale. The agreement to sell our corporate campus to Trammell Crow was terminated on August 7, 2007, pursuant to an opt-out provision in the agreement which Trammell Crow exercised. As discussed earlier in this Item and in Note 5, Property and Equipment, to our accompanying consolidated financial statements, we sold our corporate campus to Daniel on March 31, 2008.

During 2006, we recognized long-lived asset impairment charges of $9.7 million. Approximately $8.6 million of these charges related to the Digital Hospital and represented the excess of costs incurred during the construction of the Digital Hospital over the estimated fair value of the property, including the River Point facility, a 60,000 square foot office building which shares the construction site. The impairment of the Digital Hospital in 2006 was determined using a weighted-average fair value approach that considered an alternative use appraisal and other potential scenarios.

Recovery of Amounts Due from Richard M. Scrushy

On January 3, 2006, the Alabama Circuit Court in the Tucker case (as defined in Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements) granted the plaintiff’s motion for summary judgment against Richard M. Scrushy, our former chairman and chief executive officer, on a claim for the restitution of incentive bonuses Mr. Scrushy received for years 1996 through 2002. Including pre-judgment interest, the court’s total award was approximately $48 million. On August 25, 2006, the Alabama Supreme Court affirmed the Circuit Court’s order granting summary judgment against Mr. Scrushy on the unjust enrichment claim, and on October 27, 2006, the Alabama Supreme Court denied Mr. Scrushy’s motion for rehearing. On November 16, 2006, Mr. Scrushy signed an agreement indicating his desire and intent to pay the entire amount owed under the judgment.

Based on the above, we recorded approximately $47.8 million during 2006 as Recovery of amounts due from Richard M. Scrushy, excluding approximately $5.0 million of post-judgment interest recorded in Other income.

Gain on UBS Settlement

In October 2008, we entered into an agreement, approved by the court in January 2009, with UBS Securities to settle litigation filed by the derivative plaintiffs on the Company’s behalf. Under the settlement, $100.0 million in cash previously paid into escrow by UBS Securities and its insurance carriers will be released to us, and we will receive a release of all claims by UBS Securities, including the release and satisfaction of an approximate $31 million judgment in favor of an affiliate of UBS Securities related to a loan guarantee.

Out of the $100.0 million cash settlement proceeds received from UBS Securities and its insurance carriers, we are obligated to pay $26.2 million in fees and expenses to the derivative plaintiffs’ attorneys and 25% of the net proceeds, after deducting all of our costs and expenses in connection with the derivative litigation, to the plaintiffs in the consolidated securities litigation. See this Item, “Results of Operations – Government, Class Action, and Related Settlements Expense” and “Results of Operations – Professional Fees – Accounting, Tax, and Legal,” for additional information related to these accruals.

As a result of this settlement, we recorded a $121.3 million gain in our consolidated statement of operations for the year ended December 31, 2008. This gain is comprised of the $100.0 million cash portion of the settlement plus the principal portion of the above referenced loan guarantee.

For additional information, see Note 20, Settlements, to our accompanying consolidated financial statements.

Occupancy Costs

Occupancy costs include amounts paid for rent associated with leased hospitals, including common area maintenance and similar charges. These costs did not change significantly in the periods presented.

Provision for Doubtful Accounts

As disclosed previously, we completed the installation of new collections software in the latter half of 2006. Distractions associated with the installation of this new software negatively impacted collection activity during 2006. Starting in the third quarter of 2007, our Provision for doubtful accounts as a percent of Net operating revenues became more reflective of the benefits we are seeing from the new collections software, as well as the standardization of certain business office processes. This positive trend continued in 2008.

We continue to experience the denial of certain billings by one of our Medicare contractors based on medical necessity. We appeal most of these denials and have experienced a strong success rate for claims that have completed the appeals process. While our success rate is a positive reflection of the medical necessity of the applicable patients, the appeal process can take in excess of one year, and we cannot provide assurance as to the ongoing and future success of our appeals. As such, we have provided reserves for these receivables in accordance with our accounting policy that necessarily considers the age of the receivables under appeal as part of our Provision for doubtful accounts.

Loss on Disposal of Assets

The Loss on disposal of assets in each year primarily resulted from various equipment disposals throughout each period.

Government, Class Action, and Related Settlements Expense

In 2005, we recorded a $215 million charge, to be paid in the form of common stock and common stock warrants, associated with the then-proposed settlement with the lead plaintiffs in the federal securities class action and the derivative litigation, as well as with our insurance carriers, to settle claims filed against us, certain of our former directors and officers, and certain other parties. In January 2007, the proposed settlement received final court approval, and, based on the value of our common stock and the associated common stock warrants on the date the settlement was approved, we reduced this liability by approximately $31.2 million as of December 31, 2006. Based on the value of our common stock and the associated common stock warrants as of December 31, 2008 and 2007, we reduced this liability by an additional $85.2 million and $24.0 million during the years ended December 31, 2008 and 2007, respectively. The reductions in each year are included in Government, class action, and related settlements expense in our consolidated statements of operations. The charge for this settlement will be revised in future periods to reflect additional changes in the fair value of the common stock and warrants until they are issued.

Government, class action, and related settlements expense also included a net charge of approximately $18.0 million during 2008 for certain settlements and indemnification obligations. These obligations primarily related to amounts owed to the derivative plaintiffs in our securities litigation settlement as a result of the UBS Settlement discussed in Note 20, Settlements, to our accompanying consolidated financial statements. As discussed in that note, the derivative plaintiffs are entitled to 25% of any net recoveries from judgments obtained by us or on our behalf with respect to certain claims against Mr. Scrushy, Ernst & Young LLP, and UBS Securities.

Government, class action, and related settlements expense in 2007 included a charge of approximately $14.2 million associated with a final settlement with the Office of Inspector General of the United States Department of Health and Human Services related to certain self-disclosures. Government, class action, and related settlements expense also included a net charge of approximately $7.0 million during 2007 for certain settlements and other settlement negotiations that were ongoing as of December 31, 2007.

Government, class action, and related settlements expense for the year ended December 31, 2006 included a $1.0 million charge related to our Employee Retirement Income Security Act of 1974 (“ERISA”) litigation and a $5.7 million charge to settle disputes related to our former Braintree and Woburn hospitals. Government, class action, and related settlements expense for 2006 also included a $4.0 million charge related to our agreement with the United States to settle civil allegations brought in federal False Claims Act lawsuits regarding alleged improper billing practices relating to certain orthotic and prosthetic devices. In addition, Government, class action, and related settlements expense for 2006 included a $3.0 million charge related to a payment made to the U.S. Postal Inspection Services Consumer Fraud Fund in connection with the execution of the non-prosecution agreement reached with the United States Department of Justice. These expenses for 2006 also included charges of approximately $12.7 million for certain settlements and other settlement negotiations that were ongoing as of December 31, 2006.

For additional information regarding these settlements, ongoing discussions, and litigation, see Note 20, Settlements, and Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements.

Professional Fees—Accounting, Tax, and Legal

Professional fees—accounting, tax, and legal for the year ended December 31, 2008 related primarily to legal fees for continued litigation defense and support matters arising from our prior reporting and restatement issues and income tax return preparation and consulting fees for various tax projects related to our pursuit of our remaining income tax refund claims. Specifically, these fees included the $26.2 million of fees and expenses awarded to the derivative plaintiffs’ attorneys as part of the UBS Settlement discussed in Note 20, Settlements, to our accompanying consolidated financial statements. This amount will be paid from the escrow account designated by the UBS Settlement and funded by the applicable UBS entities and their insurance carriers (see Note 1, Summary of Significant Accounting Policies, “Restricted Cash,” to our accompanying consolidated financial statements).

Professional fees—accounting, tax, and legal for the year ended December 31, 2007 related primarily to income tax consulting fees for various tax projects (including tax projects associated with our filing of amended income tax returns for 1996 to 2003), legal fees for continued litigation defense and support matters arising from our prior reporting and restatement issues, and consulting fees associated with support received during our divestiture activities.

Professional fees—accounting, tax, and legal for the year ended December 31, 2006 related primarily to professional services to support the preparation of our Form 10-K for the year ended December 31, 2005, professional services to support the preparation of our Form 10-Qs for the first, second, and third quarters of 2006 (including the preparation of quarterly information for 2005, which had never been presented), tax preparation and consulting fees related to various tax projects, and legal fees for continued litigation defense and support matters (including $32.5 million of fees to the derivative plaintiffs’ attorneys to resolve the amount owed to them as a result of the award given to us under the claim for restitution of incentive bonuses Richard M. Scrushy, our former chairman and chief executive officer, received in previous years and the Securities Litigation Settlement) discussed in Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements.

See Note 20, Settlements, and Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements for a description of our continued litigation defense and support matters arising from our prior reporting and restatement issues.

At this time, we expect to incur approximately $15 million of Professional fees – accounting, tax, and legal during 2009.

Loss on Early Extinguishment of Debt

As discussed in Note 8, Long-term Debt, to our accompanying consolidated financial statements, during 2008, we used the net proceeds from the sale of our corporate campus, our equity offering, and our income tax refund, as well as available cash, to pay down long-term debt. As a result of these pre-payments and bond redemptions, we allocated a portion of the debt discounts and fees associated with this debt to the debt that was extinguished and expensed debt discounts and fees totaling approximately $3.6 million to Loss on early extinguishment of debt during the year ended December 31, 2008. Our Loss on early extinguishment of debt for the year ended December 31, 2008 also included $2.3 million of net premiums associated with our redemption of a portion of our 10.75% Senior Notes due 2016 and Floating Rate Senior Notes due 2014.

During 2007, we used the net proceeds from the divestitures of our surgery centers, outpatient, and diagnostic divisions (see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements), as well as the majority of our federal income tax refund (see Note 17, Income Taxes, to our accompanying consolidated financial statements), to pay down obligations outstanding under our Credit Agreement (as defined in Note 8, Long-term Debt, to our accompanying consolidated financial statements). Also during 2007, we used a combination of cash on hand and borrowings under our revolving credit facility to redeem approximately $59.1 million of our 10.75% Senior Notes due 2016. As a result of these pre-payments, we allocated a portion of the debt discounts and fees associated with these agreements to the debt that was extinguished and wrote off debt discounts and fees totaling approximately $25.9 million to Loss on early extinguishment of debt during the year ended December 31, 2007. The remainder of the amount recorded to Loss on early extinguishment of debt during 2007 related to the premiums associated with the redemption of the 10.75% Senior Notes due 2016 discussed above.

During 2006, we recorded an approximate $365.6 million net Loss on early extinguishment of debt due to the completion of a private offering of senior notes in June 2006 and a series of recapitalization transactions during the first quarter of 2006. For more information regarding these transactions, see Note 8, Long-term Debt, to our accompanying consolidated financial statements.

Interest Expense and Amortization of Debt Discounts and Fees

As discussed earlier in this Item and in Note 8, Long-term Debt, to our accompanying consolidated financial statements, due to the requirements under our Credit Agreement to use the net proceeds from the 2007 divestitures of our surgery centers, outpatient, and diagnostic divisions to repay obligations outstanding under our Credit Agreement, and in accordance with EITF Issue No. 87-24, we allocated interest expense on the debt that was required to be repaid as a result of the divestiture transactions to discontinued operations in 2007 and 2006. The following table provides information regarding our total Interest expense and amortization of debt discounts and fees presented in our consolidated statements of operations for both continuing and discontinued operations:

	For the Year Ended December 31,
	2008	2007	2006
	(In Millions)
Continuing operations:
Interest expense	$153.0	$221.6	$215.7
Amortization of debt discounts	0.6	0.6	1.4
Amortization of consent fees/bond issue costs	1.9	2.0	6.3
Amortization of loan fees	4.0	5.2	10.6
Total interest expense and amortization of debt
discounts and fees for continuing operations	159.5	229.4	234.0
Interest expense for discontinued operations	1.9	45.9	103.7
Total interest expense and amortization of debt discounts
and fees	$161.4	$275.3	$337.7

The discussion that follows related to Interest expense and amortization of debt discounts and fees is based on total interest expense, including the amounts allocated to discontinued operations.

Total Interest expense and amortization of debt discounts and fees decreased by $113.9 million from 2007 to 2008. Approximately $77.0 million of this decrease was due to lower average borrowings which resulted from our use of the net proceeds from our divestiture transactions and the majority of our federal income tax recovery in 2007 to reduce debt, as well as the use of the proceeds from the sale of our corporate campus, our equity offering, and additional income tax refund received in 2008 to reduce total debt outstanding (see Note 8, Long-term Debt, to our accompanying consolidated financial statements). The remainder of the decrease was due primarily to a decrease in our average interest rate from 2007 to 2008. Our average interest rate was approximately 9.9% in 2007 compared to an average rate of approximately 8.0% in 2008. Interest expense and amortization of debt discounts and fees for 2008 also included the reversal of approximately $9.4 million of accrued interest related to the loan guarantee discussed in Note 20, Settlements, “UBS Litigation Settlement,” to our accompanying consolidated financial statements.

Interest expense and amortization of debt discounts and fees decreased by $62.4 million from 2006 to 2007 due to lower amortization charges and decreased average borrowings offset by a higher average interest rate for 2007. Amortization of debt discounts and fees was approximately $10.5 million less during 2007 compared to 2006. Amortization in 2006 included the amortization of loan fees associated with our Interim Loan Agreement (as defined in Note 8, Long-term Debt, to our accompanying consolidated financial statements) and the amortization of consent fees associated with the debt that was extinguished as part of the March 2006 recapitalization transactions discussed in Note 8, Long-term Debt, to our accompanying consolidated financial statements. Decreased average borrowings, which resulted from our use of the net proceeds from our divestiture transactions and the majority of our federal income tax recovery in 2007 to reduce long-term debt, during 2007 compared to 2006 resulted in decreased interest expense of approximately $62.4 million year over year. Due to the recapitalization transactions and the private offering of senior notes described in Note 8, Long-term Debt, to our accompanying consolidated financial statements, our average interest rate for 2007 approximated 9.9% compared to an average interest rate of 9.5% for 2006. This increase in average interest rates contributed to an approximate $10.5 million of increased interest expense in 2007.

For more information regarding the above changes in debt, see Note 8, Long-term Debt, to our accompanying consolidated financial statements.

Other Income

Other income is generally comprised of interest income and realized gains and losses associated with our marketable securities and other investments.

In 2008, Other income included approximately $3.3 million of interest income offset by realized losses, including impairment charges of approximately $1.8 million, associated with our marketable securities and certain other cost method investments.

During 2007, we sold our remaining investment in Source Medical to Source Medical and recorded a gain on sale of approximately $8.6 million, which is included in Other income. See Note 19, Related Party Transactions, to our accompanying consolidated financial statements for more information on Source Medical. As a result of this transaction, we have no further affiliation or material related-party contracts with Source Medical.

In 2006, Other income included $5.0 million of post-judgment interest recorded on our recovery of incentive bonuses from Mr. Scrushy, as discussed in Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements.

Loss on Interest Rate Swap

Our Loss on interest rate swap in each year represents amounts recorded related to the fair value adjustments, quarterly settlements, and accrued interest recorded for our $1.1 billion interest rate swap that is not designated as a hedge under the guidance in FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The loss recorded in each year presented represents the change in the market’s expectations for interest rates over the remaining term of our swap agreement. To the extent the expected LIBOR rates increase, we will record gains. When expected LIBOR rates decrease, we will record losses. During the year ended December 31, 2008, we made net cash settlement payments of approximately $20.7 million to our counterparties under this interest rate swap agreement. During the year ended December 31, 2007, we received net cash settlements of approximately $3.2 million from our counterparties under this interest rate swap agreement. For additional information regarding this interest rate swap, see Note 8, Long-term Debt, to our accompanying consolidated financial statements.

In December 2008, we entered into a $100 million forward-starting interest rate swap as a cash flow hedge of future interest payments on our Term Loan Facility. This swap was designated as a cash flow hedge under the guidance in FASB Statement No. 133 and does not impact the line item Loss on interest rate swap. The effective portion of changes in the fair value of this cash flow hedge is deferred as a component of other comprehensive income and is reclassified into earnings as part of interest expense in the same period in which the forecasted transaction impacts earnings. See Note 8, Long-term Debt, to our accompanying consolidated financial statements for additional information.

Income (Loss) from Continuing Operations Before Income Tax (Benefit) Expense

Our Income (loss) from continuing operations before income tax (benefit) expense (“pre-tax income (loss) from continuing operations”) for 2008 and 2007 included net gains of $188.5 million and $2.8 million, respectively, related to Government, class action, and related settlements expense, including the gain on the UBS Settlement (see Note 20, Settlements, to our accompanying consolidated financial statements). It also included losses of $55.7 million and $30.4 million, respectively, associated with our interest rate swap that is not designated as a hedge (see Note 8, Long-term Debt, to our accompanying consolidated financial statements). Excluding these items, the year-over-year improvement in pre-tax income from continuing operations resulted from an increase in Net operating revenues and a decrease in interest expense.

In addition to amounts related to Government, class action, and related settlements expense and our interest rate swap that is not designated as a hedge, our pre-tax loss from continuing operations for 2006 also included a $365.6 million Loss on early extinguishment of debt related primarily to our private offering of senior notes in June 2006 and a series of recapitalization transactions in the first quarter of 2006. The decrease in our pre-tax loss from continuing operations from 2006 to 2007 resulted primarily from a reduction in General and administrative expenses and decreased professional fees.

Our pre-tax loss from continuing operations for the year ended December 31, 2007 included an $8.6 million gain related to the sale of our remaining investment in Source Medical (see Note 19, Related Party Transactions, to our accompanying consolidated financial statements).

Provision for Income Tax (Benefit) Expense

The change in our Provision for income tax (benefit) expense from 2007 to 2008, as well as from 2006 to 2007, was due primarily to the recovery of federal income taxes, and related interest, for tax years 1996 through 1999 during 2007, as discussed in Note 17, Income Taxes, to our accompanying consolidated financial statements.

Our Provision for income tax benefit in 2008 included the following: (1) current income tax expense of approximately $15.0 million attributable to a revision in previously estimated federal income tax refunds and related interest as a result of our settlement with the IRS for the tax years 2000 through 2003, state income tax expense of subsidiaries which have separate state filing requirements, and federal income taxes for subsidiaries not included in our federal consolidated income tax return, and (2) deferred income tax expense of approximately $3.7 million attributable to increases in the basis difference of certain indefinite-lived assets offset by (3) current income tax benefit of approximately $88.8 million primarily attributable to our settlement with the IRS for an additional tax claim related to the tax years 1995 through 1999, state income tax refunds received, or expected to be received, and changes in the amount of unrecognized tax benefits, as discussed in Note 17, Income Taxes, to our accompanying consolidated financial statements.

Net Income Attributable to Noncontrolling Interests

Net income attributable to noncontrolling interests represents the share of net income or loss allocated to members or partners in our consolidated affiliates. Fluctuations in Net income attributable to noncontrolling interests are primarily driven by the financial performance of the applicable hospital population each year.

Impact of Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. While we believe the current economic climate may help to moderate wage increases in the near term, there can be no guarantee we will not experience continued increases in the cost of labor, as the need for clinical workers is expected to grow. In addition, suppliers pass along rising costs to us in the form of higher prices. More specifically, and as noted above, we are experiencing increased pricing related to supplies, especially pharmaceutical costs, and other operating expenses. Although we cannot predict our ability to cover future cost increases, we believe that through adherence to cost containment policies and labor and supply management, the effects of inflation on future operating results should be manageable.

However, we have little or no ability to pass on these increased costs associated with providing services to Medicare and Medicaid patients due to federal and state laws that establish fixed reimbursement rates. In addition, as a result of increasing regulatory and competitive pressures and a continuing industry-wide shift of patients to managed care plans, our ability to maintain margins through price increases to non-Medicare patients is limited.

Relationships and Transactions with Related Parties

Related party transactions are not material to our operations, and therefore, are not presented as a separate discussion within this Item. When these relationships or transactions were significant to our results of operations during the years ended December 31, 2008, 2007, and 2006, information regarding the relationship or transaction(s) have been included within this Item. For additional information, see Note 19, Related Party Transactions, to our accompanying consolidated financial statements.

Results of Discontinued Operations

During the year ended December 31, 2008, we identified one hospital and one gamma knife radiosurgery center that qualified under FASB Statement No. 144 to be reported as held for sale and discontinued operations. In addition, during the first quarter of 2009, we terminated the leases associated with certain properties and now include these properties and their results of operations in discontinued operations. We reclassified our consolidated balance sheets as of December 31, 2008 and 2007 to show the assets and liabilities of these qualifying facilities and properties as held for sale. We also reclassified our consolidated statements of operations and statements of cash flows for the years ended December 31, 2008, 2007, and 2006 to show the results of these qualifying facilities and properties as discontinued operations.

The operating results of discontinued operations, by division and in total, are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
HealthSouth Corporation:
Net operating revenues	$18.5	$42.3	$102.5
Costs and expenses	21.4	44.4	117.1
Impairments	10.0	-	2.1
Loss from discontinued operations	(12.9)	(2.1)	(16.7)
(Loss) gain on disposal of assets of discontinued operations	(0.2)	1.6	(6.9)
Income tax (expense) benefit	(0.1)	0.2	(0.3)
Loss from discontinued operations, net of tax	$(13.2)	$(0.3)	$(23.9)
Surgery Centers:
Net operating revenues	$10.7	$381.7	$746.3
Costs and expenses	6.6	324.5	709.9
Impairments	1.2	4.8	2.4
Income from discontinued operations	2.9	52.4	34.0
Gain on disposal of assets of discontinued operations	0.2	1.9	17.3
Gain on divestiture of division	19.3	314.9	-
Income tax benefit (expense)	3.8	18.4	(18.1)
Income from discontinued operations, net of tax	$26.2	$387.6	$33.2
Outpatient:
Net operating revenues	$1.6	$127.3	$329.8
Costs and expenses	(4.6)	110.2	321.9
Impairments	-	0.2	1.0
Income from discontinued operations	6.2	16.9	6.9
(Loss) gain on disposal of assets of discontinued operations	-	(1.3)	0.3
Gain on divestiture of division	-	145.3	-
Income tax expense	-	(16.0)	(0.4)
Income from discontinued operations, net of tax	$6.2	$144.9	$6.8
Diagnostic:
Net operating revenues	$1.1	$92.0	$197.8
Costs and expenses	2.6	96.8	234.9
Impairments	0.6	33.2	4.5
Loss from discontinued operations	(2.1)	(38.0)	(41.6)
Gain on disposal of assets of discontinued operations	-	2.9	5.9
Loss on divestiture of division	(0.6)	(8.3)	-
Income tax expense	-	-	(0.1)
Loss from discontinued operations, net of tax	$(2.7)	$(43.4)	$(35.8)
Total:
Net operating revenues	$31.9	$643.3	$1,376.4
Costs and expenses	26.0	575.9	1,383.8
Impairments	11.8	38.2	10.0
Loss (income) from discontinued operations	(5.9)	29.2	(17.4)
Gain on disposal of assets of discontinued operations	-	5.1	16.6
Gain on divestiture of divisions	18.7	451.9	-
Income tax benefit (expense)	3.7	2.6	(18.9)
Income (loss) from discontinued operations, net of tax	$16.5	$488.8	$(19.7)

As discussed in Note 8, Long-term Debt, to the accompanying consolidated financial statements, due to the requirements under our Credit Agreement to use the net proceeds from the divestitures of our surgery centers, outpatient, and diagnostic divisions to repay obligations outstanding under our Credit Agreement, and in accordance with EITF Issue No. 87-24, we allocated the interest expense on the debt that was required to be repaid as a result of the divestiture transactions to discontinued operations in 2007 and 2006.

HealthSouth Corporation. Our results of discontinued operations primarily included the operations of the following hospitals: Birmingham Medical Center (sold in March 2006); Cedar Court hospital in Australia (sold in October 2006 as we divested our international operations); Central Georgia Rehabilitation Hospital (lease expired on September 30, 2006 and was not extended); Union LTCH (closed in February 2007); Alexandria LTCH (sold in May 2007); Winnfield LTCH (sold in August 2007); Terre Haute LTCH (closed in August 2007); and Dallas Medical Center (closed in October 2008). These results also included the operations of our electro-shock wave lithotripter units (sold in June 2007), our gamma knife radiosurgery center in Texas (lease expired in July 2008), and certain other properties (leases terminated in the first quarter of 2009). The decrease in net operating revenues and costs and expenses in each period presented were due primarily to the performance and eventual sale or closure of these hospitals and facilities.

During 2008, we recorded impairment charges of $10.0 million. The majority of these charges related to the Dallas Medical Center. We determined the fair value of the impaired long-lived assets at the hospital primarily based on the assets’ estimated fair value using valuation techniques that included third-party appraisals and an evaluation of current real estate market conditions in the applicable area.

The net loss on disposal of assets in 2006 was primarily the result of our sale of the Birmingham Medical Center and lease termination fees associated with certain properties adjacent to the Birmingham Medical Center.

Surgery Centers. We closed the transaction to sell our surgery centers division to ASC Acquisition LLC (“ASC”) on June 29, 2007, other than with respect to certain facilities in Connecticut, Rhode Island, and Illinois for which approvals for the transfer to ASC had not yet been received as of such date. In August and November 2007, we received approval and transferred the applicable facilities in Connecticut and Rhode Island, respectively, and on January 28, 2008, we received approval for the change in control of five of the six Illinois facilities. No portion of the purchase price was withheld at closing pending the transfer of these facilities. As of December 31, 2008, we have deferred approximately $26.5 million of cash proceeds received at closing associated with the facility that was still awaiting approval for the transfer to ASC as of December 31, 2008.

As a result of the transfer of the five Illinois facilities during the first quarter of 2008, we recorded a gain on disposal of approximately $19.3 million as of December 31, 2008. We expect to record an additional gain of approximately $10 million to $16 million for the one facility that remains pending in Illinois. For additional information, see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements.

The change in operating results for this division for all periods presented resulted from the divestiture of the division on June 29, 2007, as discussed previously.

Outpatient. We closed the transaction to sell our outpatient division to Select Medical on May 1, 2007, other than with respect to certain facilities for which approvals for the transfer to Select Medical had not yet been received as of such date. Approximately $24 million of the $245 million purchase price was withheld pending the transfer of these facilities. Subsequent to closing, we received approval and transferred the remaining facilities to Select Medical, and we received additional sale proceeds in November 2007. For additional information, see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements.

The change in operating results for this division for all periods presented resulted from the divestiture of the division on May 1, 2007, as discussed previously. Amounts included in income from discontinued operations of our outpatient division for the year ended December 31, 2008 related to the expiration of a contingent liability associated with a prior contractual agreement associated with the division.

Diagnostic. We closed the transaction to sell our diagnostic division to The Gores Group on July 31, 2007, other than with respect to one facility for which approval for the transfer had not yet been received as of such date. During the first quarter of 2008, we received approval for the transfer of the remaining facility to The Gores Group. For additional information, see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements.

The change in operating results for this division for all periods presented resulted from the divestiture of the division on July 31, 2007, as discussed previously. During the first quarter of 2007, we wrote the intangible assets and certain long-lived assets of our diagnostic division down to their estimated fair value based on the estimated net proceeds we expected to receive from the divestiture of the division. This charge is included in impairments in the above results of operations of our diagnostic division as of December 31, 2008.

Liquidity and Capital Resources

Our principal sources of liquidity are cash on hand, cash from operations, and Revolving Loans under our Credit Agreement (as defined in Note 8, Long-term Debt, to our accompanying consolidated financial statements).

During 2008, we continued to make progress in improving our leverage and liquidity. With the continued deleveraging of the Company as a priority, on June 27, 2008, we finalized the issuance and sale of 8.8 million shares of our common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million and used the majority of these net proceeds to reduce our total debt outstanding. This debt reduction was in addition to the use of the net proceeds from the sale of our corporate campus in April 2008 to reduce total debt outstanding. In addition, during October 2008, we used the majority of our federal income tax refund for tax years 2000 through 2003 to reduce amounts outstanding under our Credit Agreement. In total during 2008, we used approximately $254 million of cash to reduce our total debt outstanding. However, due to the addition of two capital leases for hospitals, our total net debt reduction approximated $226 million during 2008. See Note 5, Property and Equipment, Note 8, Long-term Debt, Note 10, Shareholders’ Deficit, and Note 17, Income Taxes, to our accompanying consolidated financial statements for additional information related to these transactions.

In addition, during February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes, to our accompanying consolidated financial statements) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (as described in Note 20, Settlements, to our accompanying consolidated financial statements) to pay down long-term debt.

Our primary sources of funding are cash flows from operations and borrowings under our revolving credit facility. As of December 31, 2008, we had approximately $32.2 million in Cash and cash equivalents. This amount excludes approximately $154.0 million in Restricted cash and $20.3 million of Restricted marketable securities. As of December 31, 2008, Restricted cash included approximately $97.9 million related to the UBS Settlement (see Note 20, Settlements, to our accompanying consolidated financial statements). This amount was transferred to us in December 2008, with an additional $2.1 million related to this settlement transferred to us in January 2009, from UBS Securities and its insurance carriers and held in escrow pending the court’s implementation of the final court order entered on January 13, 2009. These funds are expected to be dispersed to the applicable parties during the first quarter of 2009. As noted above, we intend to use the majority of our net cash proceeds from this settlement (see discussion related to amounts owed to the derivative plaintiffs’ attorneys and the plaintiffs in the consolidated securities litigation in Note 20, Settlements, to our accompanying consolidated financial statements) to reduce long-term debt outstanding. The remainder of our Restricted cash pertains to various obligations we have under lending agreements, partnership agreements, and other arrangements, primarily related to our captive insurance company.

Based on our current borrowing capacity and compliance with the financial covenants under our Credit Agreement, we do not believe there is significant risk in our ability to make additional draws under our revolving credit facility, if needed. However, no such assurances can be provided. During the fourth quarter of 2008, we made a $40 million draw on the revolving credit facility and issued letters of credit under its subfacility without incident. The draw was used for general corporate purposes. In light of the current global economic situation, we have evaluated, to the extent practicable, our exposure to financial services counterparties to whom we have material exposure. We monitor the financial strength of our depositories, creditors, derivative counterparties, and insurance carriers using publicly available information, as well as qualitative inputs. In addition, we do not face substantial near-term refinancing risk, as our revolving credit facility does not expire until 2012, our Term Loan Facility does not mature until 2013, and the majority of our bonds are not due until 2014 and 2016.

We have scheduled principal payments of $23.6 million and $22.1 million in 2009 and 2010, respectively, related to long-term debt obligations (see Note 8, Long-term Debt, to our accompanying consolidated financial statements).

Our primary loan covenants include a leverage ratio and an interest coverage ratio, with the interest coverage ratio being a four consecutive fiscal quarters test. As of December 31, 2008, we were in compliance with the covenants under our Credit Agreement. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms as favorable to those in our existing Credit Agreement. Under such circumstances, there is also the potential our lenders would not grant relief to us which, among other things, would depend on the state of the credit markets at that time. A default due to violation of the covenants contained within our Credit Agreement could require us to immediately repay all amounts then outstanding under the Credit Agreement. See Item 1A, Risk Factors, and Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements for a discussion of risks and uncertainties facing us.

Sources and Uses of Cash

Our primary sources of funding are cash flows from operations and borrowings under long-term debt agreements. Over the past three years, our funds were used primarily to service debt, fund working capital requirements, make capital expenditures, and make payments under various settlement agreements. With the payments due under various settlement agreements now behind us, we can redirect our funds elsewhere, including the further reduction of debt.

The following table shows the cash flows provided by or used in operating, investing, and financing activities for the years ended December 31, 2008, 2007, and 2006, as well as the effect of exchange rates for those same years (in millions):

	As of December 31,
	2008	2007	2006
Net cash provided by (used in) operating activities	$227.2	$230.6	$(129.6)
Net cash (used in) provided by investing activities	(40.0)	1,184.5	61.9
Net cash used in financing activities	(176.0)	(1,436.6)	(69.8)
Effect of exchange rate changes on cash and cash
equivalents	0.8	0.1	0.1
Increase (decrease) in cash and cash equivalents	$12.0	$(21.4)	$(137.4)

2008 Compared to 2007

Operating activities. Net cash provided by operating activities in 2008 and 2007 included federal income tax refunds of approximately $46 million and $440 million, respectively. If we exclude these cash refunds in each year, our Net cash provided by (used in) operating activities becomes $181.2 million and ($209.4) million, respectively, or a year-over-year improvement of $390.6 million. Net cash provided by operating activities increased year over year due to the increase in Net operating revenues, as discussed above, a decrease in cash interest expense, as discussed above, and a decrease in cash settlement payments related primarily to our Medicare Program Settlement negotiated in 2004 and our SEC Settlement negotiated in 2005. The year ended December 31, 2008 included cash settlement payments of $7.4 million related primarily to our settlement with the United States Department of Health and Human Services Office of Inspector General negotiated in 2007. For additional information related to these settlements, see Note 20, Settlements, to our accompanying consolidated financial statements.

Investing activities. The decrease in Net cash provided by investing activities was due to the cash proceeds received from the divestitures of our surgery centers, outpatient, and diagnostic divisions during 2007. See this Item, “Results of Discontinued Operations,” and Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements. Net cash used in investing activities for 2008 included $39.2 million in expenditures associated with our development activities, including $6.4 million of capital expenditures associated with land purchases for de novo projects. See Note 1, Summary of Significant Accounting Policies, and Note 6, Goodwill and Other Intangible Assets, to our accompanying consolidated financial statements.

Financing activities. The decrease in Net cash used in financing activities was due to the use of the cash proceeds from the divestitures of our surgery centers, outpatient, and diagnostic divisions to reduce debt outstanding under our Credit Agreement during 2007. During 2008, we made approximately $252.2 million of net debt payments. During 2007, we made approximately $1.3 billion of net debt payments. The net debt payments made during 2008 primarily resulted from the sale of our corporate campus in March 2008, the net proceeds from our June 2008 equity offering, and our federal income tax recovery in October 2008. For additional information, see Note 5, Property and Equipment, Note 8, Long-term Debt, Note 10, Shareholders’ Deficit, and Note 17, Income Taxes, to our accompanying consolidated financial statements.

2007 Compared to 2006

Operating activities. Net cash provided by operating activities increased by $360.2 million from 2006 to 2007. This increase resulted from higher Net operating revenues and lower operating expenses year over year. Specifically, we experienced a $109.8 million reduction in Professional fees—accounting, tax, and legal from 2006 to 2007. In addition, and as discussed above, we received a $440 million federal income tax recovery in October 2007 (see Note 17, Income Taxes, to our accompanying consolidated financial statements). Net cash provided by operating activities in 2007 and 2006 also included payments of approximately $171.4 million and $132.8 million, respectively, related to government, class action, and related settlements.

Investing activities. The increase in Net cash provided by investing activities from 2006 to 2007 was due to the cash proceeds received from the divestitures of our surgery centers, outpatient, and diagnostic divisions during 2007 (see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements).

Financing activities. The increase in Net cash used in financing activities was due to the use of the net cash proceeds from the divestitures of our surgery centers, outpatient, and diagnostic divisions (see Note 16, Assets Held for Sale and Results of Discontinued Operations, to our accompanying consolidated financial statements), as well as the majority of our federal income tax recovery (see Note 17, Income Taxes, to our accompanying consolidated financial statements), to reduce debt outstanding under our Credit Agreement during 2007. During 2007, we made approximately $1.3 billion of net debt payments, while during 2006, we made approximately $244.7 million of net debt payments. Financing activities for 2006 also included approximately $387.4 million of net proceeds from the issuance of Convertible perpetual preferred stock (see Note 9, Convertible Perpetual Preferred Stock, to our accompanying consolidated financial statements).

Adjusted Consolidated EBITDA

Management continues to believe Adjusted Consolidated EBITDA as defined in our Credit Agreement is a measure of leverage capacity, our ability to service our debt, and our ability to make capital expenditures.

We use Adjusted Consolidated EBITDA on a consolidated basis as a liquidity measure. We believe this financial measure on a consolidated basis is important in analyzing our liquidity because it is the key component of certain material covenants contained within our Credit Agreement, which is discussed in more detail in Note 8, Long-term Debt, to our accompanying consolidated financial statements. These covenants are material terms of the Credit Agreement, and the Credit Agreement represents a substantial portion of our capitalization. Non-compliance with these financial covenants under our Credit Agreement—our interest coverage ratio and our leverage ratio—could result in our lenders requiring us to immediately repay all amounts borrowed. If we anticipated a potential covenant violation, we would seek relief from our lenders, which would have some cost to us, and such relief might not be on terms favorable to those in our existing Credit Agreement. In addition, if we cannot satisfy these financial covenants, we would be prohibited under our Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted Consolidated EBITDA is critical to our assessment of our liquidity.

In general terms, the definition of Adjusted Consolidated EBITDA, per our Credit Agreement, allows us to add back to Adjusted Consolidated EBITDA all unusual non-cash items or non-recurring items. These items include, but may not be limited to, (1) amounts associated with government, class action, and related settlements, (2) fees, costs, and expenses related to our recapitalization transactions, (3) any losses from discontinued operations and closed locations, (4) charges in respect of professional fees for reconstruction and restatement of financial statements, including fees paid to outside professional firms for matters related to internal controls and legal fees for continued litigation defense and support matters discussed in Note 20, Settlements, and Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements, (5) compensation expenses recorded in accordance with FASB Statement No. 123(R), (6) investment and other income (including interest income), and (7) fees associated with our divestiture activities. We reconcile Adjusted Consolidated EBITDA to Net income (loss).

However, Adjusted Consolidated EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted Consolidated EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted Consolidated EBITDA should not be considered a substitute for Net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted Consolidated EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements.

Our Adjusted Consolidated EBITDA for the years ended December 31, 2008, 2007, and 2006 was as follows (in millions):

Reconciliation of Net Income (Loss) to Adjusted Consolidated EBITDA

	For the Year Ended December 31,
	2008	2007	2006
Net income (loss)	$281.8	$718.7	$(531.3)
(Income) loss from discontinued operations, net of tax,
attributable to HealthSouth	(16.9)	(454.9)	87.1
Provision for income tax (benefit) expense	(70.1)	(322.4)	22.4
Loss on interest rate swap	55.7	30.4	10.5
Interest expense and amortization of debt discounts and fees	159.5	229.4	234.0
Loss on early extinguishment of debt	5.9	28.2	365.6
Government, class action, and related settlements,
including the gain on UBS Settlement (2008) and
recovery from Richard M. Scrushy (2006)	(188.5)	(2.8)	(52.6)
Net noncash loss on disposal of assets	2.0	5.9	6.4
Impairment charges, including investments	2.4	15.1	9.7
Depreciation and amortization	83.2	75.7	84.2
Professional fees—accounting, tax, and legal	44.4	51.6	161.4
Compensation expense under FASB Statement No. 123(R)	11.7	10.6	15.5
Restructuring activites under FASB Statement No. 146	-	0.1	0.3
Sarbanes-Oxley related costs	-	0.3	4.8
Net income attributable to noncontrolling interests	(29.4)	(65.3)	(93.7)
Adjusted Consolidated EBITDA	$341.7	$320.6	$324.3

In accordance with our Credit Agreement, we are allowed to add other income, including interest income, to the calculation of Adjusted Consolidated EBITDA. This includes the interest income associated with our federal income tax recoveries, as discussed in Note 17, Income Taxes, to our accompanying consolidated financial statements. In addition, we are allowed to add non-recurring cash gains, such as the estimated cash proceeds from the UBS Settlement and the 2006 recovery from Mr. Scrushy to the calculation of Adjusted Consolidated EBITDA. For additional information related to the UBS Settlement and recovery from Mr. Scrushy, see Note 20, Settlements, to our accompanying consolidated financial statements.

Interest income on income tax refunds and amounts pertaining to the above referenced settlements have not been included in the above calculation, as it would not be indicative of our Adjusted Consolidated EBITDA for future periods.

Reconciliation of Adjusted Consolidated EBITDA to Net Cash Provided by (Used in) Operating Activities

	For the Year Ended December 31,
	2008	2007	2006
Adjusted Consolidated EBITDA	$341.7	$320.6	$324.3
Compensation expense under FASB Statement No. 123(R)	(11.7)	(10.6)	(15.5)
Sarbanes-Oxley related costs	-	(0.3)	(4.8)
Provision for doubtful accounts	27.4	33.4	45.3
Professional fees—accounting, tax, and legal	(44.4)	(51.6)	(161.4)
Recovery from Richard M. Scrushy	-	-	47.8
Interest expense and amortization of debt discounts and fees	(159.5)	(229.4)	(234.0)
Loss (gain) on sale of investments	1.4	(12.3)	1.2
Equity in net income of nonconsolidated affiliates	(10.6)	(10.3)	(8.7)
Net income attributable to noncontrolling interests in continuing operations	29.8	31.4	26.3
Amortization of debt discounts and fees	6.5	7.8	18.3
Distributions from nonconsolidated affiliates	10.9	5.3	6.1
Stock-based compensation	11.7	8.9	15.5
Current portion of income tax benefit (expense)	73.8	330.4	(6.1)
Change in assets and liabilities	(52.3)	(7.9)	(140.5)
Change in government, class action, and related settlements liability	(7.4)	(171.4)	(132.8)
Other operating cash provided by (used in) discontinued operations	9.9	(13.1)	89.8
Other	-	(0.3)	(0.4)
Net cash provided by (used in) operating activities	$227.2	$230.6	$(129.6)

Adjusted Consolidated EBITDA for the year ended December 31, 2007 included the gain on the sale of our investment in Source Medical, as discussed above.

Excluding the $8.6 million gain on sale of our investment in Source Medical, Adjusted Consolidated EBITDA was $29.7 million higher in 2008 compared to 2007. This increase was primarily due to the increase in Net operating revenues discussed above. The decrease in Adjusted Consolidated EBITDA from 2006 to 2007 was due to higher Salaries and benefits and Other operating expenses, as discussed above.

Current Liquidity and Capital Resources

As of December 31, 2008, we had approximately $32.2 million in Cash and cash equivalents. This amount excludes approximately $154.0 million in Restricted cash and $20.3 million of Restricted marketable securities. As of December 31, 2008, Restricted cash included approximately $97.9 million related to our settlement with UBS Securities (see Note 20, Settlements, to the accompanying consolidated financial statements). This amount was transferred to us in December 2008, with an additional $2.1 million related to this settlement transferred to us in January 2009, from UBS Securities and its insurance carriers and held in escrow pending the court’s implementation of the final court order entered on January 13, 2009. These funds are expected to be dispersed to the applicable parties during the first quarter of 2008. We intend to use the majority of our net cash proceeds from this settlement (see discussion related to amounts owed to the derivative plaintiffs’ attorneys and the plaintiffs in the consolidated securities litigation in Note 20, Settlements, to our accompanying consolidated financial statements) to reduce long-term debt outstanding. The remainder of our Restricted cash pertains to various obligations we have under lending agreements, partnership agreements, and other arrangements primarily related to our captive insurance company.

As of December 31, 2007, we had approximately $19.8 million in Cash and cash equivalents, $63.6 million in Restricted cash, and $28.9 million of Restricted marketable securities.

With the continued deleveraging of the Company as a priority, on June 27, 2008, we finalized the issuance and sale of 8.8 million shares of our common stock to J.P. Morgan Securities Inc. for net proceeds of approximately $150 million and used the majority of these net proceeds to reduce our total debt outstanding. This debt reduction was in addition to the use of the net proceeds from the sale of our corporate campus in April 2008 to reduce total debt outstanding. In addition, during October 2008, we used the majority of our federal income tax refund for tax years 2000 through 2003 to reduce amounts outstanding under our Credit Agreement. In total during 2008, we used approximately $254 million of cash to reduce our total debt outstanding. However, due to the addition of two capital leases for hospitals, our total net debt reduction approximated $226 million during 2008. See Note 5, Property and Equipment, Note 8, Long-term Debt, Note 10, Shareholders’ Deficit, and Note 17, Income Taxes, to our accompanying consolidated financial statements for additional information related to these transactions.

In addition, during February 2009, we used our federal income tax refund for tax years 1995 through 1999 (see Note 17, Income Taxes, to our accompanying consolidated financial statements) along with available cash to reduce our Term Loan Facility by $24.5 million and amounts outstanding under our revolving credit facility to zero. We also intend to use the majority of the net cash proceeds from the UBS Settlement (as described in Note 20, Settlements, to our accompanying consolidated financial statements) to pay down long-term debt.

Based on our current borrowing capacity and compliance with the financial covenants under our Credit Agreement, we do not believe there is significant risk in our ability to make additional draws under our revolving credit facility, if needed. However, no such assurances can be provided. During the fourth quarter of 2008, we made a $40 million draw on the revolving credit facility and issued letters of credit under its subfacility without incident. The draw was used for general corporate purposes.

Funding Commitments

We have scheduled principal payments of $23.6 million and $22.1 million in 2009 and 2010, respectively, related to long-term debt obligations. For additional information about our long-term debt obligations, see Note 8, Long-term Debt, to our accompanying consolidated financial statements.

During the year ended December 31, 2008, we made capital expenditures of $55.9 million, excluding approximately $32.8 million spent on development activities. The total amounts expected for capital expenditures and development efforts for 2009 approximate $70 million to $85 million. Actual amounts spent will be dependent upon the timing of development projects and receipt of non-operating cash flows associated with certain matters discussed in Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements. These expenditures include IT initiatives, new business opportunities, and equipment upgrades and purchases. Approximately $35 million of this budgeted amount is non-discretionary.

For a discussion of risk factors related to our business and our industry, please see Item 1A, Risk Factors, of this report and Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements.

Off-Balance Sheet Arrangements

In accordance with the definition under SEC rules, the following qualify as off-balance sheet arrangements:

•	any obligation under certain guarantees or contracts;

•
a retained or contingent interest in assets transferred to an unconsolidated entity or similar entity or similar arrangement that serves as credit, liquidity, or market risk support to that entity for such assets;

•	any obligation under certain derivative instruments; and

•
any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk, or credit risk support to the registrant, or engages in leasing, hedging, or research and development services with the registrant.

The following discussion addresses each of the above items for the Company.

We are secondarily liable for certain lease obligations primarily associated with sold facilities, including the sale of our surgery centers, outpatient, and diagnostic divisions during 2007. Also, in connection with the closing of the transaction to sell our diagnostic division, HealthSouth remained as a guarantor of certain leases for properties and equipment and a guarantor to certain purchase and servicing contracts that were assigned to the buyer in connection with the sale.

As of December 31, 2008, we were secondarily liable for 121 such guarantees. The remaining terms of these guarantees range from one month to 126 months. If we were required to perform under all such guarantees, the maximum amount we would be required to pay approximated $73.5 million.

We have not recorded a liability for these guarantees, as we do not believe it is probable we will have to perform under these agreements. If we are required to perform under these guarantees, we could potentially have recourse against the purchaser for recovery of any amounts paid. In addition, the purchasers of our surgery centers, outpatient, and diagnostic divisions have agreed to seek releases from the lessors and vendors in favor of HealthSouth with respect to the guarantee obligations associated with these divestitures. To the extent the purchasers of these divisions are unable to obtain releases for HealthSouth, the purchasers have agreed to indemnify HealthSouth for damages incurred under the guarantee obligations, if any. For additional information regarding these guarantees, see Note 11, Guarantees, to our accompanying consolidated financial statements.

Also, as discussed in Note 20, Settlements, to our accompanying consolidated financial statements, our securities litigation settlement agreement requires us to indemnify the settling insurance carriers, to the extent permitted by law, for any amounts they are legally obligated to pay to any non-settling defendants. As of December 31, 2008, we have not recorded a liability regarding these indemnifications, as we do not believe it is probable we will have to perform under the indemnification portion of these settlement agreements, and any amount we would be required to pay is not estimable at this time.

As of December 31, 2008, we do not have any retained or contingent interest in assets as defined above.

As of December 31, 2008, we hold two derivative financial instruments, as defined by FASB Statement No. 133. The first is an interest rate swap that is not designated as a hedge. It was entered into under the requirements of our Credit Agreement in March 2006. The second is a forward-starting interest rate swap that is designated as a cash flow hedge. We entered into this swap to hedge the cash flow of future interest payments associated with our Term Loan Facility. See Note 8, Long-term Debt, to our accompanying consolidated financial statements for additional information regarding both of these interest rate swaps.

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2008, we are not involved in any unconsolidated SPE transactions.

Contractual Obligations

Our consolidated contractual obligations as of December 31, 2008 are as follows (in millions):

	Total	2009	2010 – 2011	2012 – 2013	2014 and Thereafter
Long-term debt obligations:
Long-term debt, excluding revolving
credit facility and capital lease
obligations (a)	$1,658.5	$10.2	$16.3	$759.1	$872.9
Revolving credit facility	40.0	-	-	40.0	-
Interest on long-term debt (b)	740.1	124.3	247.3	213.7	154.8
Capital lease obligations (c)	179.0	21.6	40.2	30.9	86.3
Operating lease obligations (d)(e)	217.4	32.6	50.9	32.3	101.6
Purchase obligations (e)(f)	48.6	38.9	6.3	2.3	1.1
Other long-term liabilities (g)	4.6	1.1	0.5	0.4	2.6
Total	$2,888.2	$228.7	$361.5	$1,078.7	$1,219.3

(a)
Included in long-term debt are amounts owed on our bonds payable and notes payable to banks and others. These borrowings are further explained in Note 8, Long-term Debt, to our accompanying consolidated financial statements.

(b)
Interest on our fixed rate debt is presented using the stated interest rate. Interest expense on our variable rate debt is estimated using the rate in effect as of December 31, 2008. Interest related to capital lease obligations is excluded from this line. Amounts exclude amortization of debt discounts, amortization of loan fees, or fees for lines of credit that would be included in interest expense in our consolidated statements of operations. Amounts also exclude the impact of our interest rate swaps.

(c)	Amounts include interest portion of future minimum capital lease payments.

(d)
We lease many of our hospitals as well as other property and equipment under operating leases in the normal course of business. Some of our hospital leases require percentage rentals on patient revenues above specified minimums and contain escalation clauses. The minimum lease payments do not include contingent rental expense. Some lease agreements provide us with the option to renew the lease or purchase the leased property. Our future operating lease obligations would change if we exercised these renewal options and if we entered into additional operating lease agreements. For more information, see Note 5, Property and Equipment, to our accompanying consolidated financial statements. In addition, as of December 31, 2008, these amounts exclude approximately $8.2 million of operating lease obligations associated with facilities that are reported in discontinued operations.

(e)	Future operating lease obligations and purchase obligations are not recognized in our consolidated balance sheet.

(f)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on HealthSouth and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum, or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty. Our purchase obligations primarily relate to software licensing and support, medical supplies, certain equipment, and telecommunications.

(g)
Because their future cash outflows are uncertain, the following noncurrent liabilities are excluded from the table above: medical malpractice and workers’ compensation risks, deferred income taxes, and our estimated liability for unsettled litigation. For more information, see Note 1, Summary of Significant Accounting Policies, “Self-Insured Risks,” Note 17, Income Taxes, and Note 21, Contingencies and Other Commitments, to our accompanying consolidated financial statements. Also, at December 31, 2008 and in accordance with the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, we had approximately $61.1 million of total gross unrecognized tax benefits. In addition, we had an accrual for related interest income of $2.9 million as of December 31, 2008. We continue to actively pursue the maximization of our remaining state income tax refund claims. The process of resolving these tax matters with the applicable taxing authorities will continue in 2009. At this time, we cannot estimate a range of the reasonably possible change that may occur.

Indemnifications

In the ordinary course of business, HealthSouth enters into contractual arrangements under which HealthSouth may agree to indemnify another party to such arrangement from any losses incurred relating to the services they perform on behalf of HealthSouth or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to past performance. Such indemnification obligations may not be subject to maximum loss clauses.

Pursuant to an indemnity agreement with Richard M. Scrushy, our former chairman and chief executive officer, we may have an obligation to indemnify Mr. Scrushy for certain costs associated with ongoing litigation. Advances made by the Company are subject to repayment by Mr. Scrushy if it is ultimately determined that Mr. Scrushy is not entitled to be indemnified against such expenses and costs by the Company pursuant to this agreement or otherwise. Further, pursuant to the terms of the securities litigation settlement (see Note 20, Settlements, of the accompanying consolidated financial statements), Mr. Scrushy’s indemnification claims are limited because the securities litigation settlement bars claims by the defendants arising out of or relating to the Stockholder Securities Action and the Bondholder Securities Action. An appeal of this order by Mr. Scrushy is currently outstanding with the Eleventh Circuit Court of Appeals. As of December 31, 2008 and December 31, 2007, an estimate of these legal fees is included in Other current liabilities in our consolidated balance sheets.

In addition, in connection with the divestitures of our surgery centers, outpatient, and diagnostic divisions, we have certain post-closing indemnification obligations to the respective purchasers. These indemnification obligations arose from liabilities not assumed by the purchasers, such as certain types of litigation, any breach by us of the purchase agreements, liabilities associated with assets that were excluded from the divestitures, and other types of liabilities that are customary in transactions of these types.

Critical Accounting Policies

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events, and apply judgment that affects the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends, and other factors we believe to be relevant at the time we prepared our consolidated financial statements. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements. We believe the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, as they require management’s most difficult, subjective, or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting policies and related disclosures with the Audit Committee of our Board of Directors.

Revenue Recognition

We recognize net patient service revenues in the reporting period in which we perform the service based on our current billing rates (i.e., gross charges), less actual adjustments and estimated discounts for contractual allowances (principally for patients covered by Medicare, Medicaid, and managed care and other health plans). We record gross service charges in our accounting records on an accrual basis using our established rates for the type of service provided to the patient. We recognize an estimated contractual allowance to reduce gross patient charges to the amount we estimate we will actually realize for the service rendered based upon previously agreed to rates with a payor. Our patient accounting system calculates contractual allowances on a patient-by-patient basis based on the rates in effect for each primary third-party payor. Other factors that are considered and could further influence the level of our reserves include the patient’s total length of stay for in-house patients, the proportion of patients with secondary insurance coverage and the level of reimbursement under that secondary coverage, and the amount of charges that will be disallowed by payors. Such additional factors are assumed to remain consistent with the experience for patients discharged in similar time periods for the same payor classes, and additional reserves are provided to account for these factors, accordingly. Payors include federal and state agencies, including Medicare and Medicaid, managed care health plans, commercial insurance companies, employers, and patients.

Management continually reviews the contractual estimation process to consider and incorporate updates to laws and regulations and the frequent changes in managed care contractual terms that result from contract renegotiations and renewals. In addition, laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.

Due to complexities involved in determining amounts ultimately due under reimbursement arrangements with third-party payors, which are often subject to interpretation, we may receive reimbursement for healthcare services authorized and provided that is different from our estimates, and such differences could be material. However, we continually review the amounts actually collected in subsequent periods in order to determine the amounts by which our estimates differed. Historically, such differences have not been material from either a quantitative or qualitative perspective.

Allowance for Doubtful Accounts

We provide for accounts receivable that could become uncollectible by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value.

The collection of outstanding receivables from Medicare, managed care payors, other third-party payors, and patients is our primary source of cash and is critical to our operating performance. The primary collection risks relate to patient accounts for which the primary insurance carrier has paid the amounts covered by the applicable agreement, but patient responsibility amounts (deductibles and co-payments) remain outstanding.

We estimate our allowance for doubtful accounts based on the aging of our accounts receivable, our historical collection experience for each type of payor, and other relevant factors so that the remaining receivables, net of allowances, are reflected at their estimated net realizable values. Accounts requiring collection efforts are reviewed each 30 days via system-generated work queues that automatically stage accounts requiring collection efforts for patient account representatives. Collection efforts include contacting the applicable party (both in writing and by telephone), providing information (both financial and clinical) to allow for payment or to overturn payor decisions to deny payment, and arranging payment plans with self-pay patients, among other techniques. When we determine that all in-house efforts have been exhausted or that it is a more prudent use of resources, accounts may be turned over to a collection agency. Accounts are written off after all collection efforts (internal and external) have been exhausted.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. However, we continually review the amounts actually collected in subsequent periods in order to determine the amounts by which our estimates differed. Historically, such differences have not been material from either a quantitative or qualitative perspective. Adverse changes in general economic conditions, business office operations, payor mix, or trends in federal or state governmental and private employer healthcare coverage could affect our collection of accounts receivable, financial position, results of operations, and cash flows.

The table below shows a summary aging of our net accounts receivable balance as of December 31, 2008 and 2007. Information on the concentration of total patient accounts receivable by payor class can be found in Note 1, Summary of Significant Accounting Policies, “Accounts Receivable,” to our accompanying consolidated financial statements.

	As of December 31,
	2008	2007
	(In Millions)
0 – 30 Days	$160.1	$153.2
31 – 60 Days	24.2	24.9
61 – 90 Days	14.7	13.4
91 – 120 Days	10.2	6.6
120 + Days	24.4	16.8
Patient accounts receivable	233.6	214.9
Non-patient accounts receivable	2.2	2.7
Accounts receivable, net	$235.8	$217.6

Self-Insured Risks

We are self-insured for certain losses related to professional liability, general liability, and workers’ compensation risks. Although we obtain third-party insurance coverage to limit our exposure to these claims, a substantial portion of our professional liability and workers’ compensation risks are insured through a wholly owned insurance subsidiary. Obligations covered by reinsurance contracts remain on the balance sheet as the subsidiary remains liable to the extent reinsurers do not meet their obligations. Our reserves and provisions for professional liability and workers’ compensation risks are based upon actuarially determined estimates calculated by third-party actuaries. The actuaries consider a number of factors, including historical claims experience, exposure data, loss development, and geography.

Periodically, management reviews its assumptions and the valuations provided by third-party actuaries to determine the adequacy of our self-insured liabilities. Changes to the estimated reserve amounts are included in current operating results. All reserves are undiscounted.

Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of the balance sheet date. The reserves for professional liability and workers’ compensation risks cover approximately 1,000 individual claims as of December 31, 2008 and estimates for potential unreported claims.

The time period required to resolve these claims can vary depending upon the jurisdiction and whether the claim is settled or litigated. The estimation of the timing of payments beyond a year can vary significantly.

Due to the considerable variability that is inherent in such estimates, there can be no assurance the ultimate liability will not exceed management’s estimates. If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material.

Long-lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment when events or changes in circumstances indicate the carrying value of the assets contained in our financial statements may not be recoverable. When evaluating long-lived assets for potential impairment, we first compare the carrying value of the asset to the asset’s estimated future cash flows (undiscounted and without interest charges). If the estimated future cash flows are less than the carrying value of the asset, we calculate an impairment loss. The impairment loss calculation compares the carrying value of the asset to the asset’s estimated fair value, which may be based on estimated future cash flows (discounted and with interest charges), unless there is an offer to purchase such assets, which would be the basis for determining fair value. We recognize an impairment loss if the amount of the asset’s carrying value exceeds the asset’s estimated fair value. If we recognize an impairment loss, the adjusted carrying amount of the asset will be its new cost basis. For a depreciable long-lived asset, the new cost basis will be depreciated over the remaining useful life of the asset. Restoration of a previously recognized impairment loss is prohibited.

Our impairment loss calculations require management to apply judgment in estimating future cash flows and asset fair values, including forecasting useful lives of the assets and selecting the discount rate that represents the risk inherent in future cash flows. Using the impairment review methodology described herein, we recorded long-lived asset impairment charges of $0.6 million in continuing operations and $11.8 million in discontinued operations during the year ended December 31, 2008. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to additional impairment losses that could be material to our results of operations.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies. We follow the guidance in FASB Statement No. 142, Goodwill and Other Intangible Assets, and test goodwill for impairment using a fair value approach, at the reporting unit level. We are required to test for impairment at least annually, absent some triggering event that would accelerate an impairment assessment. On an ongoing basis, absent any impairment indicators, we perform our goodwill impairment testing as of October 1st of each year.

We determine the fair value of our reporting unit using widely accepted valuation techniques, including discounted cash flow and market multiple analyses. These types of analyses require us to make assumptions and estimates regarding industry economic factors and the profitability of future business strategies.

We performed our annual testing for goodwill impairment as of October 1, 2008, using the methodology described herein, and determined no goodwill impairment existed. If actual results are not consistent with our assumptions and estimates, we may be exposed to additional goodwill impairment charges.

Our other intangible assets consist of acquired certificates of need, licenses, noncompete agreements, and market access assets. We amortize these assets over their respective estimated useful lives, which typically range from 3 to 30 years. All of our other intangible assets are amortized using the straight-line basis, except for our market access assets, which are amortized using an accelerated basis (see below). As of December 31, 2008, we do not have any intangible assets with indefinite useful lives.

We continue to review the carrying values of amortizable intangible assets whenever facts and circumstances change in a manner that indicates their carrying values may not be recoverable. The fair value of our other intangible assets is determined using discounted cash flows and significant unobservable inputs.

Our market access assets are valued using discounted cash flows under the income approach. The value of the market access assets is attributable to our ability to gain access to and penetrate the former facility’s historical market patient base. To determine this value, we first develop a debt-free net cash flow forecast under various patient volume scenarios. The debt-free net cash flow is then discounted back to present value using a discount factor, which includes an adjustment for company-specific risk. We amortize these assets over 20 years using an accelerated basis that reflects the pattern in which we believe the economic benefits of the market access assets will be consumed.

Share-Based Payments

FASB Statement No. 123(R) requires all share-based payments, including grants of stock options, to be recognized in the financial statements based on their grant-date fair value. For our stock options, the fair value is estimated at the date of grant using a Black-Scholes option pricing model with weighted-average assumptions for the activity under our stock plans. For our restricted stock awards that contain a service condition and/or a performance condition, fair value is based on our closing stock price on the grant date. We use a Monte Carlo approach to the binomial model to measure fair value for restricted stock that vests upon the achievement of a service condition and a market condition. Inputs into the model include the historical price volatility of our common stock, the historical volatility of the common stock of the companies in the defined peer group, and the risk free interest rate. Utilizing these inputs and potential future changes in stock prices, multiple trials are run to determine the fair value.

Option pricing model assumptions such as expected term, expected volatility, risk-free interest rate, and expected dividends, impact the fair value estimate. Further, the forfeiture rate impacts the amount of aggregate compensation expense recorded in each year. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on or determined from external data and other assumptions may be derived from our historical experience with share-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment based on relevant facts and circumstances.

We estimate our expected term through an analysis of actual, historical post-vesting exercise, cancellation, and expiration behavior by our employees and projected post-vesting activity of outstanding options. We currently calculate volatility based on the historical volatility of our common stock over the period commensurate with the expected life of the options, excluding a distinct period of extreme volatility between 2002 and 2003. The risk-free interest rate is the implied daily yield currently available on U.S. Treasury issues with a remaining term closely approximating the expected term used as the input to the Black-Scholes option pricing model. We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Therefore, we do not include a dividend payment as part of our pricing model. We estimate forfeitures through an analysis of actual, historical pre-vesting option forfeiture activity.

If actual results are not consistent with our assumptions and estimates, we may be exposed to expense adjustments that could be material to our results of operations. Compensation expense related to performance-based awards may vary each reporting period based on changes in the expected achievement of performance measures.

Income Taxes

We account for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating losses and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We adopted FASB Interpretation No. 48 on January 1, 2007. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, we are required to make many subjective assumptions and judgments regarding our income tax exposures. Interpretations of and guidance surrounding income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in our consolidated financial statements.

The ultimate recovery of certain of our deferred tax assets is dependent on the amount and timing of taxable income that we will ultimately generate in the future and other factors. A high degree of judgment is required to determine the extent that valuation allowances should be provided against deferred tax assets. We have provided valuation allowances at December 31, 2008 aggregating approximately $1.0 billion against such assets based on our current assessment of future operating results and other factors.

We continue to actively pursue the maximization of our remaining state income tax refund claims. The actual amount of the refunds will not be finally determined until all of the applicable taxing authorities have completed their review. Although management believes its estimates and judgments related to these claims are reasonable, depending on the ultimate resolution of these tax matters, actual amounts recovered could differ from management’s estimates, and such differences could be material.

Assessment of Loss Contingencies

We have legal and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. We have provided for losses in situations where we have concluded it is probable a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in determining the likelihood of future events and estimating the financial statement impact of such events. If further developments or resolution of a contingent matter are not consistent with our assumptions and judgments, we may need to recognize a significant charge in a future period related to an existing contingent matter.

Recent Accounting Pronouncements

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007), Business Combinations. FASB Statement No. 141(R) contains significant changes in the accounting for and reporting of business acquisitions, and it continues the movement toward the greater use of fair values in financial reporting and increased transparency through expanded disclosures. It changes how business acquisitions are accounted for and will impact financial statements at the acquisition date and in subsequent periods. Further, certain of the changes will introduce more volatility into earnings and thus may impact a company’s acquisition strategy. In addition, FASB Statement No. 141(R) will impact the annual goodwill impairment test associated with acquisitions that close both before and after the effective date of the new standard. FASB Statement No. 141(R) will be applied prospectively to business combinations for which the acquisition date is on or after the beginning of an entity’s first annual reporting period beginning on or after December 15, 2008, or January 1, 2009 for HealthSouth. We do not expect the adoption of FASB Statement No. 141(R) to have a material impact on our financial position, results of operations, or cash flows.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. FASB Statement No. 160 establishes accounting and reporting standards for minority interests (recharacterized as noncontrolling interests and classified as a component of equity) and for the deconsolidation of a subsidiary. FASB Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008, or January 1, 2009 for HealthSouth. We adopted FASB Statement No. 160 as of January 1, 2009. The Statement was applied prospectively, however, the presentation and disclosure requirements of the Statement were applied retrospectively for all periods presented. See the “Reclassifications” and “Basis of Presentation and Consolidation” sections of Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements for additional information.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. FASB Statement No. 161 is intended to help investors better understand how derivative instruments and hedging activities affect an entity’s financial position, operations, and cash flows through enhanced disclosure requirements. The Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, or January 1, 2009 for HealthSouth. The adoption of this Statement will result only in additional disclosures in our interim and annual reports beginning with the first quarter of 2009. No impact is expected on our financial position, results of operations, or cash flows.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142. The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under FASB Statement No. 142 and the period of expected cash flows used to measure the fair value of the asset under FASB Statement No. 141(R) and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, or January 1, 2009 for HealthSouth. The guidance within the FSP for determining the useful life of a recognized intangible asset will be applied prospectively to intangible assets acquired after the effective date. The additional disclosure requirements of the FSP will be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. We do not expect the adoption of this FSP to have a material impact on our financial position, results of operations, or cash flows.

In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.” The primary objective of EITF 07-5 is to provide guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock, which is a key criterion of the scope exception to paragraph 11(a) of FASB Statement No. 133 and is also an important consideration for evaluating whether EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” applies to certain financial instruments that are not derivatives under FASB Statement No. 133. Under this guidance, financial instruments or embedded features that were not historically considered to be indexed to an entity’s own stock could be required to be classified as an asset or liability and marked-to-market through earnings in each reporting period. EITF Issue No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, or January 1, 2009 for HealthSouth, and must be applied to all instruments outstanding as of the effective date. We do not expect the adoption of this guidance to have a material impact on our financial position, results of operations, or cash flows.

We do not believe any other recently issued, but not yet effective, accounting standards will have a material effect on our consolidated financial position, results of operations, or cash flows.

For additional information regarding recent account pronouncements, see Note 1, Summary of Significant Accounting Policies, to our accompanying consolidated financial statements.